EXHIBIT 2.1
Execution Copy
AGREEMENT AND PLAN OF MERGER
among
COMPANHIA SIDERÚRGICA NACIONAL,
CSN HOLDINGS CORP.,
CSN ACQUISITION CORP.
and
WHEELING-PITTSBURGH CORPORATION
Dated as of October 24, 2006

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Exhibit Index

Exhibit A	Certificate of Incorporation of CSN Holdings
Exhibit B	By-Laws of CSN Holdings
Exhibit C	Directors of Surviving Corporation
Exhibit D	Officers of Surviving Corporation
Exhibit E	Directors of CSN, LLC
Exhibit F	Officers of CSN, LLC
Exhibit G	Directors of CSN Holdings
Exhibit H	Officers of CSN Holdings
Exhibit I	Affiliate Letter
Exhibit J	Tax Certificate of the Company
Exhibit K	Tax Certificate of CSN Holdings and Merger Sub
Exhibit L	Stockholders’ Agreement Terms
Exhibit M	Exclusive Sales Agent Agreement
Exhibit N	Technology Agreement
Exhibit O	Slab Supply Agreement

v

AGREEMENT AND PLAN OF MERGER
     This AGREEMENT AND PLAN OF MERGER, dated as of October 24, 2006 (this “Agreement”), is among Companhia Siderúrgica Nacional, a Brazilian corporation (“Parent”), CSN Holdings Corp., a Delaware corporation and an indirect wholly owned Subsidiary of Parent (“CSN Holdings”), CSN Acquisition Corp., a Delaware corporation and a direct wholly owned Subsidiary of CSN Holdings (“Merger Sub”), and Wheeling-Pittsburgh Corporation, a Delaware corporation (the “Company”). Certain terms used in this Agreement are used as defined in Section 9.10.
     WHEREAS, the Boards of Directors of the Company, CSN Holdings and Merger Sub have approved and declared advisable, and the Board of Directors of Parent has approved, this Agreement and the merger of the Company with and into Merger Sub (the “Merger”), on the terms and subject to the conditions provided for in this Agreement;
     WHEREAS, upon consummation of the Merger, former stockholders of the Company will hold approximately 50.5% of the outstanding common stock of CSN Holdings, and Parent (through a wholly-owned subsidiary) will hold the remainder of such common stock;
     WHEREAS, the headquarters of the combined companies will be located at the Effective Time in Wheeling, West Virginia;
     WHEREAS, CSN Holdings beneficially owns all of the outstanding equity interests in Companhia Siderúrgica Nacional, LLC, a Delaware limited liability company (“CSN, LLC”), which operates a cold-rolled steel and galvanized steel processing facility in Terre Haute, Indiana; and
     WHEREAS, for Federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the “Code”), and that this Agreement constitutes a plan of reorganization.
     NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, Parent, CSN Holdings, Merger Sub and the Company hereby agree as follows:
ARTICLE I
THE MERGER
     SECTION 1.1. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Delaware General Corporation Law (the “DGCL”), at the Effective Time, the Company shall be merged with and into Merger Sub, and the separate corporate existence of the Company shall thereupon cease, and Merger Sub shall be the surviving corporation in the Merger (the “Surviving Corporation”).
     SECTION 1.2. Closing. The closing of the Merger (the “Closing”) shall take place at 10:00 a.m. (New York City time) on a date to be specified by the parties (the “Closing Date”), which date shall be no later than the second business day after satisfaction or waiver of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at such time), at the offices of Weil, Gotshal & Manges LLP, 767 Fifth Avenue, New York, New York 10153, unless another time, date or place is agreed to in writing by the parties hereto.
     SECTION 1.3. Effective Time. Subject to the provisions of this Agreement, as soon as practicable on the Closing Date the parties shall file with the Secretary of State of the State of Delaware a certificate of merger, executed in accordance with the relevant provisions of the DGCL (the “Certificate of Merger”). The Merger shall become effective upon the filing of the Certificate of Merger or at such later time as is agreed to by the parties hereto and specified in the Certificate of Merger (the time at which the Merger becomes effective is herein referred to as the “Effective Time”).
     SECTION 1.4. Effects of the Merger. The Merger shall have the effects set forth in the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.
     SECTION 1.5. Certificates of Incorporation and By-laws.
     (a) At the Effective Time, the certificate of incorporation of Merger Sub (in the form reasonably satisfactory to the Company), as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided therein or by applicable Law.
     (b) At the Effective Time, the by-laws of Merger Sub (in the form reasonably satisfactory to the Company), as in effect immediately prior to the Effective Time, shall be the by-laws of the Surviving Corporation until thereafter amended as provided therein or by applicable Law.
     (c) At the Effective Time, the certificate of incorporation and by-laws of CSN Holdings shall be in the forms attached hereto as Exhibit A and Exhibit B respectively, until thereafter amended as provided therein or by applicable Law, and the name of CSN Holdings shall be changed to “Wheeling-Pittsburgh Corporation.”
     (d) At the Effective Time, the name of Companhia Siderúrgica Nacional, LLC shall be changed to “Indiana Steel Processing, LLC” or such other name as mutually agreed to by the Company and Parent.

     SECTION 1.6. Directors and Officers.
     (a) The individuals who shall be the directors of the Surviving Corporation from and after the Effective Time are identified on Exhibit C. Such directors shall serve as directors of the Surviving Corporation until their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal in accordance with the certificate of incorporation and by-laws of the Surviving Corporation.
     (b) The individuals who shall be the officers of the Surviving Corporation from and after the Effective Time and the offices which each such officer shall hold are identified on Exhibit D. Such officers shall hold such offices until their respective successors are duly appointed and qualified or their earlier death, resignation or removal in accordance with the certificate of incorporation and by-laws of the Surviving Corporation.
     (c) The individuals who shall be the directors/managers of CSN, LLC from and after the Effective Time are identified on Exhibit E. Such directors/managers shall serve as directors of CSN, LLC until their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal in accordance with the limited liability company agreement of CSN, LLC.
     (d) The individuals who shall be the officers of CSN, LLC from and after the Effective Time and the offices which each such officer shall hold are identified on Exhibit F. Such officers shall hold such offices until their respective successors are duly appointed and qualified or their earlier death, resignation or removal in accordance with the limited liability company agreement of CSN, LLC.
     (e) Those persons identified on Exhibit G, or such replacements as may be designated, at any time prior to the Closing Date, by the party that designated the persons being replaced, shall be the directors of CSN Holdings immediately following the Effective Time, until their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal in accordance with the certificate of incorporation and by-laws of CSN Holdings.
     (f) Those persons identified on Exhibit H, or such replacements as may be designated, at any time prior to the Closing Date, by the party that designated the persons being replaced, shall hold the offices set forth opposite their names and shall be the officers of CSN Holdings from and after the Effective Time. Such officers shall hold such offices until their respective successors are duly appointed and qualified or their earlier death, resignation or removal in accordance with the certificate of incorporation and by-laws of CSN Holdings.

ARTICLE II
EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE
CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES;
COMPANY STOCK OPTIONS
     SECTION 2.1. Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of common stock, par value $0.01 per share, of the Company (“Company Common Stock”) or any shares of capital stock of Merger Sub:
     (a) Capital Stock of Merger Sub. The issued and outstanding shares of common stock, par value $0.01 per share, of Merger Sub shall remain outstanding and shall constitute the only issued and outstanding capital stock of the Surviving Corporation.
     (b) Cancellation of Treasury Stock and CSN Holdings-Owned Stock. Any shares of Company Common Stock that are owned by the Company as treasury stock, and any shares of Company Common Stock owned by CSN Holdings or Merger Sub, shall be automatically canceled and shall cease to exist and no consideration shall be delivered in exchange therefor.
     (c) Conversion of Company Common Stock. Each issued and outstanding share of Company Common Stock (other than shares to be canceled in accordance with Section 2.1(b)) shall be converted into the right to receive one (the “Exchange Ratio”) validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of CSN Holdings (“CSN Holdings Common Stock”) (the “Merger Consideration”) such that such shares of Company Common Stock shall constitute, on a converted basis, approximately 50.5% of the outstanding CSN Holdings Common Stock immediately upon consummation of the Merger. As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate (or evidence of shares in book-entry form) which immediately prior to the Effective Time represented any such shares of Company Common Stock (each, a “Certificate”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration and any dividends or other distributions to which such holder is entitled pursuant to Section 2.2(b) upon surrender of such Certificate in accordance with Section 2.2(b), without interest.
     SECTION 2.2. Exchange of Certificates.
     (a) Exchange Agent. On or promptly following the Closing Date, CSN Holdings shall deposit with Computershare Investor Services, LLC or such bank or trust company as may be designated by CSN Holdings (the “Exchange Agent”), for exchange in accordance with this Article II, through the Exchange Agent, certificates representing the shares of CSN Holdings Common Stock issuable pursuant to Section 2.1 in exchange for outstanding shares of Company Common Stock (such shares of CSN

Holdings Common Stock, together with any dividends or other distributions with respect to such shares of CSN Holdings Common Stock with a record date after the Effective Time, being hereinafter referred to as the “Exchange Fund”).
     (b) Exchange Procedures. As promptly as practicable after the Effective Time, CSN Holdings shall cause the Exchange Agent to mail to each holder of record of a Certificate whose shares of Company Common Stock were converted pursuant to Section 2.1(c) into the right to receive the Merger Consideration, (i) a letter of transmittal (which shall be in customary form, contain customary terms and specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent; and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing the Merger Consideration and any dividends or other distributions to which holders of Certificates are entitled pursuant to Section 2.2(c). Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions (and such other customary documents as may reasonably be required by the Exchange Agent), the holder of such Certificate shall be entitled to receive in exchange therefor (A) a certificate representing that number of shares of CSN Holdings Common Stock that such holder has the right to receive pursuant to the provisions of this Article II after taking into account all the shares of Company Common Stock then held by such holder under all such Certificates so surrendered and (B) any dividends or other distributions to which such holder is entitled pursuant to Section 2.2(c), and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of the Company, a certificate representing the proper number of shares of CSN Holdings Common Stock may be issued to a Person other than the Person in whose name the Certificate so surrendered is registered, if, upon presentation to the Exchange Agent, such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer and the Person requesting such issuance shall have paid any transfer and other Taxes required by reason of the issuance of shares of CSN Holdings Common Stock to a Person other than the registered holder of such Certificate or shall have established to the reasonable satisfaction of the Surviving Corporation that such Tax either has been paid or is not applicable. Until surrendered as contemplated by this Section 2.2(b), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration and any dividends or other distributions to which the holder of such Certificate is entitled pursuant to Section 2.2(c), without interest. Notwithstanding anything to the contrary herein, to the fullest extent permitted by law, no CSN Holdings Common Stock shall be delivered pursuant to this Agreement to a Person who is an “affiliate” of the Company until such Person has executed and delivered to CSN Holdings the agreement contemplated by Section 5.11.
     (c) Distributions with Respect to Unexchanged Shares. All shares of CSN Holdings Common Stock to be issued pursuant to the Merger shall be deemed issued and outstanding as of the Effective Time. No dividends or other distributions with respect to CSN Holdings Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of CSN

Holdings Common Stock that the holder thereof has the right to receive upon the surrender thereof until the holder of such Certificate shall surrender such Certificate in accordance with this Article II. Following surrender of any Certificate in accordance with this Article II, there shall be paid to the record holder thereof, without interest, (i) promptly following the time of such surrender, the amount of dividends or other distributions, payable with respect to that number of whole shares of CSN Holdings Common Stock issuable in exchange for such Certificate pursuant to this Article II, with a record date after the Effective Time and paid with respect to CSN Holdings Common Stock prior to such surrender, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such whole shares of CSN Holdings Common Stock.
     (d) Transfer Books; No Further Ownership Rights in Company Stock. All shares of CSN Holdings Common Stock and/or cash issued upon the surrender for exchange of Certificates in accordance with the terms of this Article II (including any dividends or other distributions paid pursuant to Section 2.2(c)) shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to the shares of Company Common Stock previously represented by such Certificates, and at the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. From and after the Effective Time, the holders of Certificates that evidenced ownership of shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Company Common Stock, except as otherwise provided for herein or by applicable Law. Subject to the last sentence of Section 2.2(f), if, at any time after the Effective Time, Certificates are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in this Article II.
     (e) Lost, Stolen or Destroyed Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by CSN Holdings, the posting by such Person of a bond, in such reasonable amount as CSN Holdings may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration, any dividends or other distributions to which the holder of such Certificate would be entitled pursuant to Section 2.2(c).
     (f) Termination of Fund. Any portion of the Exchange Fund that remains undistributed to the holders of the Certificates for one hundred eighty (180) days after the Effective Time shall be delivered to CSN Holdings, upon demand, and any holders of Certificates who have not theretofore complied with this Article II shall thereafter look only to CSN Holdings for payment of their claim for the Merger Consideration and any dividends or other distributions with respect to shares of CSN

Holdings Common Stock in accordance with this Article II. If any Certificate shall not have been surrendered immediately prior to such date on which any Merger Consideration (and all dividends or other distributions payable pursuant to Section 2.2(c)) would otherwise escheat to or become property of any Governmental Authority, any such Merger Consideration (and all dividends or other distributions payable pursuant to Section 2.2(c)) shall become, to the extent permitted by applicable Law, the property of CSN Holdings, free and clear of all claims or interest of any Person previously entitled thereto.
     (g) No Liability. Notwithstanding any provision of this Agreement to the contrary, none of the parties hereto, the Surviving Corporation or the Exchange Agent shall be liable to any Person in respect of any shares of CSN Holdings Common Stock or dividends or other distributions with respect thereto, in each case delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.
     (h) Investment of Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund, as directed by CSN Holdings. Any interest and other income resulting from such investments shall be the property of, and shall be paid to, CSN Holdings.
     (i) Withholding Taxes. CSN Holdings and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable to a holder of shares of Company Common Stock pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Code, or under any provision of state, local or foreign Tax Law. To the extent amounts are so withheld and paid over to the appropriate taxing authority, CSN Holdings and the Exchange Agent shall be treated as though they withheld from the type of consideration from which withholding is required, an appropriate amount otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock in order to provide for such withholding obligation and such withheld amounts shall be treated for the purposes of this Agreement as having been paid to the former holder of the shares of Company Common Stock. If withholding is required from shares of CSN Holdings Common Stock, CSN Holdings and the Exchange Agent shall be treated as having sold such consideration for an amount of cash equal to the fair market value of such consideration at the time of such deemed sale and paid such cash proceeds to the appropriate taxing authority.
     SECTION 2.3. Company Stock Options; Restricted Stock.
     (a) Before the Closing, the Board of Directors of the Company (or, if appropriate, any committee of the Board of Directors of the Company administering the Company Stock Plans) shall adopt such resolutions or take such other actions as may be required to effect the following:
     (i) adjust the terms of all outstanding options to purchase shares of Company Common Stock (the “Company Stock Options”) granted under the 2003 Management Stock Incentive Plan (the “Stock Incentive Plan”), whether vested or unvested, as necessary to provide that, at the Effective Time, each Company Stock Option outstanding immediately prior to the Effective Time shall be amended and converted into an option to acquire, on the same terms and conditions as were applicable under the Company Stock Option, the number of shares of CSN Holdings Common Stock (rounded down to the nearest whole share) determined by multiplying the number of shares of Company Common Stock subject to such Company Stock Option by the Exchange Ratio, at a price per share of CSN Holdings Common Stock equal to (A) the aggregate exercise price for the shares of Company Common Stock otherwise purchasable pursuant to such Company Stock Option divided by (B) the aggregate number of shares of CSN Holdings Common Stock deemed purchasable pursuant to such Company Stock Option (each, as so adjusted, an “Adjusted Option”), provided that such exercise price shall be rounded up to the nearest whole cent;
     (ii) adjust the terms of all outstanding restricted stock unit awards (the “Stock Unit Awards”) granted under the Stock Incentive Plan as necessary to provide that, at the Effective Time, each Stock Unit Award outstanding immediately prior to the Effective Time shall be converted into an award, on the same terms and conditions as were applicable under the Stock Unit Award, of restricted stock units for shares of CSN Holdings Common Stock (rounded down to the nearest whole share) determined by multiplying the number of shares of Company Common Stock subject to such Stock Unit Award by the Exchange Ratio (each, as so adjusted, an “Adjusted Stock Unit Award”); provided, that the Board of Directors of CSN Holdings, or any applicable committee of such Board, shall, if and to the extent it deems necessary or appropriate, adjust any performance criteria or goals applicable to vesting or such other terms of the Adjusted Stock Unit Award, in its discretion, to reflect the impact of the transactions contemplated hereby, if any; and
     (iii) make such other changes to the Company Stock Plans as Parent and the Company may agree are appropriate to give effect to the Merger.
     (b) The adjustments provided herein with respect to any Company Stock Options that are “incentive stock options” as defined in Section 422 of the Code shall be and are intended to be effected in a manner which is consistent with Section 424(a) of the Code.
     (c) At the Effective Time, by virtue of the Merger and without the need of any further corporate action, CSN Holdings shall assume the Company Stock Plans, with the result that all obligations of the Company under the Company Stock Plans, including with respect to Company Stock Options outstanding at the Effective Time (adjusted pursuant to Section 2.3(a)), shall be obligations of CSN Holdings following the Effective Time.
     (d) As soon as practicable after the Effective Time, CSN Holdings shall deliver to the holders of Company Stock Options and Stock Unit Awards appropriate notices setting forth such holders’ rights pursuant to the Company Stock

Plans and Stock Unit Awards and the agreements evidencing the grants of such Company Stock Options and Stock Unit Awards, respectively, after giving effect to the Merger and the adjustments required by this Section 2.3.
     (e) Except as otherwise contemplated by this Section 2.3 and except to the extent required under the respective terms of the Company Stock Options and Stock Unit Awards, all restrictions or limitations on transfer and vesting with respect to Company Stock Options and Stock Unit Awards awarded under the Stock Incentive Plan or any other plan, program or arrangement of the Company or any of its Subsidiaries, to the extent that such restrictions or limitations shall not have already lapsed, shall remain in full force and effect with respect to such Company Stock Options and Stock Unit Awards after giving effect to the Merger and the assumption by CSN Holdings as set forth above.
     SECTION 2.4. Creditor Reserved Shares. At the Effective Time, by virtue of the Merger, the right of any creditor of the Company to receive a Creditor Reserved Share shall be converted into the right to receive one share of CSN Holdings Common Stock.
     SECTION 2.5. Adjustments. Notwithstanding any provision of this Article II to the contrary (but without in any way limiting the covenants in Section 5.2(a)), if between the date of this Agreement and the Effective Time the outstanding shares of Company Common Stock shall have been changed into a different number of shares or a different class by reason of the occurrence or record date of any stock dividend, subdivision, reclassification, recapitalization, split, combination, exchange of shares or similar transaction, the Exchange Ratio shall be appropriately adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination, exchange of shares or similar transaction.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
     The Company represents to Parent, CSN Holdings and Merger Sub that except as set forth in the disclosure schedule delivered by the Company to Parent simultaneously with the execution of this Agreement (the “Company Disclosure Schedule”) (with specific reference to the Section or subsection of this Agreement to which the information stated in such disclosure relates; provided, that disclosure of any fact or item in any section or subsection of the Company Disclosure Schedule shall, should the existence of such fact or item be relevant to any other section or subsection, be deemed to be disclosed with respect to that other section or subsection so long as the relevance of such disclosure to such other section or subsection is reasonably apparent from the nature of such disclosure); and provided, further, that with respect to any representations and warranties made as to the Joint Ventures (other than Mountain State Carbon, LLC), such representations and warranties shall be deemed qualified by Knowledge:

     SECTION 3.1. Organization, Standing and Power.
     (a) Each of the Company and its Subsidiaries and each Joint Venture is a corporation, limited liability company or other legal entity duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated and has all requisite corporate or other power and authority necessary to own or lease all of its properties and assets and to carry on its business as it is now being conducted and as currently proposed by its management to be conducted except where its failure, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company (a “Company Material Adverse Effect”). Each of the Company and its Subsidiaries and each Joint Venture is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. For purposes of this Agreement, “Material Adverse Effect” means, with respect to any party, any material adverse effect on, or change, event, occurrence or state of facts materially adverse to, (i) the business, properties, assets, liabilities (contingent or otherwise), results of operation or condition (financial or otherwise) of such party and its Subsidiaries taken as a whole, other than (A) any effect, change, event, occurrence or state of facts relating to the economy in general, (B) any effect, change, event, occurrence or state of facts relating to the steel industry specifically and, in each case under clauses (A) and (B), not specifically relating to (or disproportionately affecting) such party, (C) changes in GAAP (or any interpretations thereof by a Governmental Authority or quasi-Governmental Authority, including the Financial Accounting Standards Board), or (D) compliance with the terms of, or the taking of any action required by, this Agreement (provided that the exclusion set forth in this clause (D) shall not apply to Sections 3.3(c), 3.4, 4.3(b) and 4.4), or (ii) such party’s ability to, in a timely manner, perform its obligations under this Agreement or consummate the transactions contemplated hereby.
     (b) Section 3.1(b) of the Company Disclosure Schedule lists each Subsidiary of the Company and each Joint Venture, together with the jurisdiction of organization of each such Subsidiary and Joint Venture. All the outstanding shares of capital stock of, or other equity interests in, each Subsidiary of the Company and in each Joint Venture have been duly authorized and validly issued and are fully paid and nonassessable. All shares of capital stock of, or other equity interests in, each Joint Venture, which are beneficially owned by the Company, are owned directly by Wheeling-Pittsburgh Steel Corporation (“WPSC”). Except as set forth in Section 3.1(b) of the Company Disclosure Schedule, all such outstanding shares of capital stock of, or other equity interests in, each Subsidiary of the Company, and all shares of capital stock of, or other equity interests in, each Joint Venture which are held directly by WPSC, are owned directly or indirectly by the Company free and clear of all liens, pledges, charges, mortgages, encumbrances, adverse rights or claims and security interests of any kind or nature whatsoever (including any restriction on the right to vote or transfer the same, except for such transfer restrictions of general applicability as may be provided under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder

(the “Securities Act”), and the “blue sky” laws of the various States of the United States) (collectively, “Liens”). Except as set forth in Section 3.1(b) of the Company Disclosure Schedule, (i) neither the Company nor any of its Subsidiaries or any of the Joint Ventures owns, directly or indirectly, any capital stock, voting securities or equity interests in any Person and (ii) to the extent the Company, any of its Subsidiaries or a Joint Venture owns, directly or indirectly, any capital stock, voting securities or equity interests in any Person, all such capital stock, voting securities and equity interests are owned beneficially and of record by the Company or such Subsidiary or Joint Venture, free and clear of all Liens.
     (c) The Company has delivered to Parent correct and complete copies of its certificate of incorporation and by-laws (the “Company Charter Documents”) and correct and complete copies of the certificates of incorporation and by-laws (or comparable organizational documents) of each of its Subsidiaries (the “Subsidiary Documents”) and of each Joint Venture (the “Joint Venture Documents”), in each case as amended to the date of this Agreement. All such Company Charter Documents, Subsidiary Documents and Joint Venture Documents are in full force and effect and neither the Company, nor any of its Subsidiaries, or any Joint Venture, is in violation of any of their respective provisions. The Company has made available to Parent and its Representatives correct and complete copies of the minutes (or, in the case of minutes that have not yet been finalized, drafts thereof) of all meetings of stockholders, the Board of Directors and each committee of the Board of Directors of the Company and each of its Subsidiaries and all meetings of the Board of Managers or comparable governing body of each Joint Venture, held since December 4, 2003, other than the portion of any minutes regarding the deliberations of the Company Board of Directors (or any committee thereof) in connection with entering into this Agreement or pursuing other strategic alternatives and any materials provided to the Company Board of Directors in connection therewith.
     SECTION 3.2. Capitalization.
     (a) The authorized capital stock of the Company consists of 80,000,000 shares of Company Common Stock and 20,000,000 shares of preferred stock, par value $0.001 per share (“Company Preferred Stock”). At the close of business on October 3, 2006, (i) 14,927,417 shares of Company Common Stock were issued and outstanding (excluding shares of Company Common Stock held by the Company in its the treasury), (ii) 6,666 shares of Company Common Stock were held by the Company in its treasury, (iii) 989,500 shares of Company Common Stock were reserved for issuance under the Company Stock Plans (of which 78,344 shares of Company Common Stock were subject to outstanding Company Stock Options granted under the Stock Incentive Plan and 269,081 shares of Company Common Stock were subject to outstanding Stock Unit Awards), (iv) 16,469 shares (each, a “Creditor Reserved Share”) were reserved for distribution to creditors pending resolution of certain disputed claims, (v) no shares of Company Preferred Stock were issued or outstanding or held in the Company’s treasury, and (vi) 160,000 shares of Company Preferred Stock were designated as Series A Junior Participating Preferred Stock, par value $0.001 per share (the “Company Series A Junior Participating Preferred Stock”), and 160,000 shares of Company Series A Junior

Participating Preferred Stock were reserved for issuance, such number of shares being sufficient to permit the exercise in full of all outstanding rights (the “Rights”) to purchase Company Series A Junior Participating Preferred Stock issued pursuant to the Rights Agreement, dated as of February 14, 2005 (the “Company Rights Agreement”), between the Company and Equiserve Trust Company, N.A., as rights agent. All outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. Included in Section 3.2(a) of the Company Disclosure Schedule is a correct and complete list, as of the date hereof, of all outstanding options or other rights to purchase or receive shares of Company Common Stock granted under the Stock Incentive Plan or otherwise, and, for each such option or other right, the number of shares of Company Common Stock subject thereto, the terms of vesting, the grant and expiration dates and exercise price thereof and the name of the holder thereof. Since October 2, 2006, the Company has not issued any shares of its capital stock, voting securities or equity interests, or any securities convertible into or exchangeable or exercisable for any shares of its capital stock, voting securities or equity interests, other than pursuant to the outstanding options or other rights referred to above in this Section 3.2(a). Except (A) as set forth above in this Section 3.2(a) or (B) as otherwise expressly permitted by Section 5.2, as of the date of this Agreement, there are not, and as of the Effective Time there will not be, any shares of capital stock, voting securities or equity interests of the Company issued and outstanding or any subscriptions, options, warrants, calls, convertible or exchangeable securities, rights, commitments or agreements of any character providing for the issuance of any shares of capital stock, voting securities or equity interests of the Company, including any representing the right to purchase or otherwise receive any Company Common Stock.
     (b) Except as described in Section 3.2(b) of the Company Disclosure Schedule, none of the Company or any of its Subsidiaries has issued or is bound by any outstanding subscriptions, options, warrants, calls, convertible or exchangeable securities, rights, commitments or agreements of any character providing for the issuance or disposition of any shares of capital stock, voting securities or equity interests of any Subsidiary of the Company. There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock, voting securities or equity interests (or any options, warrants or other rights to acquire any shares of capital stock, voting securities or equity interests) of the Company or any of its Subsidiaries.
     SECTION 3.3. Authority; Noncontravention; Voting Requirements.
     (a) The Company has all necessary corporate power and authority to execute and deliver this Agreement and, subject to obtaining the Company Stockholder Approval, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by the Company of this Agreement, and the consummation by it of the transactions contemplated hereby, have been duly authorized and approved by its Board of Directors, and except for obtaining the Company Stockholder Approval for the adoption of this Agreement, no other corporate action on the part of the Company is necessary to authorize the execution, delivery and performance by the Company of this Agreement and the consummation by it of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery hereof by the other parties hereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general application affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity, whether considered in a proceeding at law or in equity (the “Bankruptcy and Equity Exception”).
     (b) The Company’s Board of Directors, at a meeting duly called and held, has (i) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger, (ii) resolved to recommend, subject to Section 5.3, that stockholders of the Company adopt this Agreement, and (iii) determined that this Agreement and the transactions contemplated hereby, including the Merger, collectively constitute a Permitted Transaction (as such term is defined in the Company Rights Agreement) that is fair to and otherwise in the best interests of the holders of Company Common Stock.
     (c) Except as set forth in Section 3.3(c) of the Company Disclosure Schedule, none of the execution and delivery of this Agreement by the Company, the consummation by the Company of the transactions contemplated hereby or the compliance by the Company with any of the terms or provisions hereof, will (i) conflict with or violate any provision of the Company Charter Documents, the Subsidiary Documents or the Joint Venture Documents, (ii) result in the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, result in the termination or a right of termination or cancellation under, accelerate the performance required by, or trigger any put or call rights, rights of first refusal or any consent rights under, the Joint Venture Documents or (iii) assuming that the authorizations, consents and approvals referred to in Section 3.4 and the Company Stockholder Approval are obtained and the filings referred to in Section 3.4 are made, (x) violate any Law, judgment, writ or injunction of any Governmental Authority applicable to the Company, any of its Subsidiaries or any Joint Venture or any of their respective properties or assets, (y) violate, conflict with, result in the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of, the Company, any of its Subsidiaries or any Joint Venture under, any of the terms, conditions or provisions of (i) any loan or credit agreement, debenture, note, bond, mortgage, indenture, deed of trust, license, lease, contract or other agreement, instrument or obligation (each, a “Contract”), other than any of the Joint Venture Documents, or (ii) any Permit, to which the Company, any of its Subsidiaries or any Joint Venture is a party, or by which any of them or any of their respective properties or assets may be bound or affected, except, in the case of clause (y), for such violations, conflicts, losses, defaults, terminations, cancellations, accelerations or Liens as, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.
     (d) The affirmative vote (in person or by proxy) of the holders of a majority of the outstanding shares of Company Common Stock at the Company Stockholders Meeting or any adjournment or postponement thereof in favor of the adoption of this Agreement (the “Company Stockholder Approval”) is the only vote or approval of the holders of any class or series of capital stock of the Company or any of its Subsidiaries which is necessary to adopt this Agreement and approve the transactions contemplated hereby.
     SECTION 3.4. Governmental Approvals. Except for (i) the filing by the Company with the Securities and Exchange Commission (the “SEC”) of a proxy statement relating to the Company Stockholders Meeting (as amended or supplemented from time to time, the “Proxy Statement”) and other filings required under, and compliance with other applicable requirements of, the Securities Act, the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”), and the rules of The Nasdaq Global Market, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, (iii) filings required under, and compliance with other applicable requirements of, the HSR Act, no consents or approvals of, or filings, declarations or registrations with, any Governmental Authority are necessary for the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby, other than such other consents, approvals, filings, declarations or registrations that, if not obtained, made or given, would not, individually or in the aggregate, reasonably be expected to impair in any material respect the ability of the Company to perform its obligations hereunder, or prevent or materially impede, interfere with, hinder or delay the consummation of the transactions contemplated hereby.
     SECTION 3.5. Company SEC Documents; Undisclosed Liabilities.
     (a) Except as set forth in Section 3.5(a) of the Company Disclosure Schedule, the Company has filed and furnished all required reports, schedules, forms, prospectuses, and registration, proxy and other statements with the SEC since August 1, 2003 (collectively and together with all documents filed on a voluntary basis on Form 8-K, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, the “Company SEC Documents”). None of the Company’s Subsidiaries is required to file periodic reports with the SEC pursuant to the Exchange Act. As of their respective effective dates (in the case of Company SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective SEC filing dates (in the case of all other Company SEC Documents), the Company SEC Documents complied in all material respects with the requirements of the Exchange Act, the Securities Act and the Sarbanes-Oxley Act of 2002, as the case may be, applicable to such Company SEC Documents, and none of the Company SEC Documents as of such respective dates contained any untrue statement of a material fact or omitted to state a material fact required to be stated

therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent that information contained in any Company SEC Document has been revised or superseded by a later-filed Company SEC Document, none of the Company SEC Documents contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
     (b) The consolidated financial statements of the Company included in the Company SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited quarterly statements, as indicated in the notes thereto) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q) and fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited quarterly statements, to normal year-end audit adjustments, none of which has been or will be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole).
     (c) The Company and, to the Knowledge of the Company, each of its executive officers and directors are in compliance with, and have complied, in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act of 2002 and the related rules and regulations promulgated under such act or the Exchange Act and (ii) the applicable listing and corporate governance rules and regulations of The Nasdaq Global Market. The Company has previously disclosed to Parent all of the information required to be disclosed by the Company’s chief executive officer and chief financial officer to the Board of Directors of the Company or its audit committee pursuant to the certification requirements relating to Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q.
     (d) The Company has established and maintains internal control over financial reporting and disclosure controls and procedures (as such terms are defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act); such disclosure controls and procedures are designed to ensure that material information relating to the Company, including its consolidated Subsidiaries, required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is accumulated and communicated to the Company’s principal executive officer and its principal financial officer to allow timely decisions regarding required disclosure; and such disclosure controls and procedures are effective to ensure that information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in SEC rules and forms. The Company’s principal executive officer and its principal financial officer have disclosed, based on their most recent evaluation, to the Company’s auditors and the audit committee of the Board of Directors of the Company (x) all significant deficiencies in the design or operation of internal controls which are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial data and have identified for the Company’s auditors any material weaknesses in internal controls and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls. The principal executive officer and the principal financial officer of the Company have made all certifications required by the Sarbanes-Oxley Act of 2002, the Exchange Act and any related rules and regulations promulgated by the SEC with respect to the Company SEC Documents, and the statements contained in such certifications are complete and correct.
     (e) The Company is in compliance in all material respects with the provisions of Section 13(b) of the Exchange Act. Except as set forth in the Filed Company SEC Documents or for events (or series of related matters) as to which the amounts involved do not exceed $60,000, since the filing of the Company’s annual report on Form 10-K for the year ended December 31, 2005, no event has occurred that would be required to be reported pursuant to Item 404 of Regulation S-K promulgated by the SEC.
     (f) None of the Company, any of its Subsidiaries or any Joint Venture has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise, whether known or unknown) required to be reflected or reserved against on a consolidated balance sheet of the Company prepared in accordance with GAAP or the notes thereto or, in the case of any Joint Venture whose financial results are equity accounted by the Company, on a consolidated balance sheet of such Joint Venture prepared in accordance with GAAP or the notes thereto, except liabilities (i) as and to the extent reflected or reserved against on the audited balance sheet of the Company and its Subsidiaries as of June 30, 2006 (the “Balance Sheet Date”) (including the notes thereto) included in the Company SEC Documents filed by the Company and publicly available prior to the date of this Agreement (the “Filed Company SEC Documents”) or (ii) incurred after the Balance Sheet Date in the ordinary course of business consistent with past practice that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.
     (g) Except as and to the extent set forth in Section 3.5(g) of the Company Disclosure Schedule, none of the Company, any of its Subsidiaries or any Joint Venture is a party to, or has any commitment to become a party to, any joint venture, off- balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among the Company and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC)), where the result, purpose or effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the Company’s or such Subsidiary’s published financial statements or any Company SEC Documents.

     SECTION 3.6. Absence of Certain Changes or Events. Since the Balance Sheet Date there have not been any events, changes, occurrences or state of facts that, individually or in the aggregate, have had or would reasonably be expected to have a Company Material Adverse Effect. Except as disclosed in the Filed Company SEC Documents, since the Balance Sheet Date (a) the Company, its Subsidiaries and the Joint Ventures have carried on and operated their respective businesses in all material respects in the ordinary course of business consistent with past practice and (b) none of the Company, any of its Subsidiaries or any Joint Venture has taken any action described in Section 5.2(a) hereof that, if taken after the date hereof and prior to the Effective Time, without the prior written consent of Parent, would violate such provision. Without limiting the foregoing, except as disclosed in the Filed Company SEC Documents, since the Balance Sheet Date there has not occurred any damage, destruction or loss (whether or not covered by insurance) of any material asset of the Company or any of its Subsidiaries which materially affects the use thereof.
     SECTION 3.7. Legal Proceedings. Except as set forth in Section 3.7 of the Company Disclosure Schedule, there is no pending or, to the Knowledge of the Company, threatened, legal, administrative, arbitral or other proceeding, claim, suit or action against, or governmental or regulatory investigation of, the Company, any of its Subsidiaries, any Joint Venture or, to the Knowledge of the Company, any of their respective officers, directors, stockholders or members (in each case, in their capacity as such) that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect, and there is no injunction, order, judgment, ruling or decree imposed (or, to the Knowledge of the Company, threatened to be imposed) upon the Company, any of its Subsidiaries, any Joint Venture or, to the Knowledge of the Company, any of their respective officers, directors, stockholders or members (in each case, in their capacity as such) or the assets of the Company, any of its Subsidiaries or any Joint Venture, by or before any Governmental Authority that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.
     SECTION 3.8. Compliance with Laws; Permits.
     (a) The Company and its Subsidiaries and the Joint Ventures are in compliance in all material respects with all laws (including common law), statutes, ordinances, codes, rules, regulations, decrees and orders of Governmental Authorities (collectively, “Laws”) applicable to the Company or any of its Subsidiaries or any Joint Venture, any of their properties or other assets or any of their businesses or operations. The Company and each of its Subsidiaries and each Joint Venture hold all licenses, franchises, permits, certificates, approvals and authorizations from Governmental Authorities, or required by Governmental Authorities to be obtained, in each case necessary for the lawful conduct of their respective businesses (collectively, “Permits”), except where the failure to hold such a Permit would not have a Company Material Adverse Effect. Except as set forth in Section 3.8(a) of the Company Disclosure Schedule, the Company, its Subsidiaries and the Joint Ventures are in compliance in all material respects with the terms of all Permits. Except as set forth in Section 3.8(a) of the Company Disclosure Schedule, since August 1, 2003, none of the Company, any of its

Subsidiaries, or any Joint Venture has received written notice to the effect that a Governmental Authority (a) claimed or alleged that the Company, any of its Subsidiaries or any Joint Venture was not in compliance with all Laws applicable to the Company, any of its Subsidiaries or any Joint Venture, any of their properties or other assets or any of their businesses or operations or (b) was considering the amendment, termination, revocation or cancellation of any Permit.
     (b) Except as set forth in Section 3.8(b) of the Company Disclosure Schedule or as would not have, individually or in the aggregate, a Company Material Adverse Effect, none of the Company, any of its Subsidiaries or any Joint Venture, or, to the Knowledge of the Company, any of their respective directors, officers, agents, employees or representatives (in each case acting in their capacities as such) has any reasonable basis for believing that, in the past five (5) years, any of the foregoing Persons has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) directly or indirectly paid or delivered any fee, commission or other sum of money or item of property, however characterized, to any finder, agent or other party acting on behalf of or under the auspices of a governmental official or Governmental Authority, in the United States or any other country, that was illegal under any applicable law, (iii) made any payment to any customer or supplier, or to any officer, director, partner, employee or agent of any such customer or supplier, for the unlawful sharing of fees to any such customer or supplier or any such officer, director, partner, employee or agent for the unlawful rebating of charges, (iv) engaged in any other unlawful reciprocal practice, or made any other unlawful payment or given any other unlawful consideration to any such customer or supplier or any such officer, director, partner, employee or agent, (v) taken any action or made any omission in violation of any applicable law governing imports into or exports from the United States or any foreign country, or relating to economic sanctions or embargoes, corrupt practices, money laundering, or compliance with unsanctioned foreign boycotts, including without limitation, the Arms Export Control Act, the Trading with the Enemy Act, the International Emergency Economic Powers Act, the Export Administration Act, the 1930 Tariff Act and other U.S. customs laws, the Foreign Corrupt Practices Act, the Export Administration Regulations, the International Traffic in Arms Regulations, the Office of Foreign Assets Control Regulations, the U.S. Customs Regulations, or any regulation, ruling, rule, order, decision, writ, judgment, injunction, or decree of any Governmental Authority issued pursuant thereto.
     SECTION 3.9. Information Supplied. Subject to the accuracy of the representations and warranties of Parent and CSN Holdings set forth in Section 4.9, none of the information supplied (or to be supplied) in writing by or on behalf of the Company specifically for inclusion or incorporation by reference in (a) the registration statement on Form S-4 to be filed with the SEC by CSN Holdings in connection with the issuance of shares of CSN Holdings Common Stock in the Merger (as amended or supplemented from time to time, the “Form S-4”) will, at the time the Form S-4, or any amendments or supplements thereto, are filed with the SEC or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading, and (b) the Proxy Statement will, on the date it is first mailed to stockholders of the Company, and at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to information supplied by or on behalf of Parent, CSN Holdings or Merger Sub for inclusion or incorporation by reference in any of the foregoing documents.
     SECTION 3.10. Tax Matters.
     (a) The Company, each of its Subsidiaries and each Joint Venture has timely filed, or has caused to be timely filed on its behalf (taking into account any extension of time within which to file), all material Tax Returns required to be filed by it, and all such filed Tax Returns are correct and complete in all material respects. All Taxes shown to be due on such Tax Returns, and all material Taxes otherwise required to be paid by the Company, any of its Subsidiaries or any Joint Venture, have been timely paid.
     (b) All material Taxes due and payable by the Company, its Subsidiaries and the Joint Ventures have been adequately provided for in the financial statements of the Company and its Subsidiaries for all periods ending through the date hereof. No material deficiency with respect to Taxes has been proposed, asserted or assessed against the Company, any of its Subsidiaries or any Joint Venture that has not been paid in full or fully resolved in favor of the taxpayer.
     (c) Except as set forth on Schedule 3.10(c) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries nor any Joint Venture has any obligation under any agreement (either with any person or any taxing authority) with respect to Taxes.
     (d) Neither the Company nor any of its Subsidiaries nor any Joint Venture has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code since the effective date of Section 355(e) of the Code.
     (e) Neither the Company nor any of its Subsidiaries nor any Joint Venture has (i) been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code filing a consolidated federal income Tax Return, other than the affiliated group of which the Company is the common parent or (ii) any liability for the Taxes of any Person (other than the Company, any of its Subsidiaries or any Joint Venture).
     (f) To the Knowledge of the Company, no audit or other administrative or court proceedings are pending with any taxing authority with respect to any income or other material Taxes of the Company, any of its Subsidiaries or any Joint Venture, and no written notice thereof has been received by the Company, any of its Subsidiaries or any Joint Venture and, none is threatened. No issue has been raised by any taxing authority in any presently ongoing Tax audit that could be material and adverse to the Company, any of its Subsidiaries or any Joint Venture for any period after the Effective Time. Neither the Company nor any of its Subsidiaries nor any Joint Venture has any outstanding agreements, waivers or arrangements extending the statutory period of limitations applicable to any claim for, or the period for the collection or assessment of, any income or other material Taxes.
     (g) To the Knowledge of the Company, the Company has not received any written claim from any Governmental Authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that the Company, any of its Subsidiaries or any Joint Venture is or may be subject to taxation in that jurisdiction that could give rise to material Taxes.
     (h) The Company has made available to Parent correct and complete copies of (i) all income and franchise Tax Returns of the Company, its Subsidiaries and the Joint Ventures for the preceding three (3) taxable years and (ii) any audit report issued within the last three (3) years (or otherwise with respect to any audit or proceeding in progress) relating to income or franchise Taxes of the Company, any of its Subsidiaries or any Joint Venture.
     (i) No Liens for Taxes exist with respect to any properties or other assets of the Company, any of its Subsidiaries or any Joint Venture, except for Permitted Liens.
     (j) All material Taxes required to be withheld by the Company, any of its Subsidiaries or any Joint Venture have been withheld and have been or will be duly and timely paid to the proper taxing authority.
     (k) The Company is not, has not been and will not be a “United States real property holding corporation” within the meaning of Section 897 of the Code at any time during the five-year period ending at the Effective Time.
     (l) Neither the Company nor any of its Subsidiaries nor any Joint Venture has taken any action, has failed to take any action or has any Knowledge of any fact or circumstance that would prevent the Merger from qualifying as a reorganization under Section 368 of the Code.
     (m) For purposes of this Agreement, (i) “Taxes” shall mean taxes of any kind (including those measured by or referred to as income, franchise, gross receipts, sales, use, ad valorem, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, value added, property, windfall profits, customs, duties or similar fees, assessments or charges of any kind whatsoever) together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority with respect thereto, domestic or foreign and shall include any transferee or successor liability in respect of taxes (whether by Contract or otherwise) and any several liability in respect of any tax as a result of being a member of any affiliated, consolidated, combined, unitary or similar group and (ii) “Tax Returns” shall mean any return, report, claim for refund, estimate, information return or statement or other similar document relating to or required to be filed with any taxing authority with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
     SECTION 3.11. Employee Benefits and Labor Matters.
     (a) Section 3.11(a) of the Company Disclosure Schedule sets forth a correct and complete list of: (i) all “employee benefit plans” (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) and (ii) all written employment or other compensation agreements, which provide annual salaries or wages exceeding $150,000 or provide for severance benefits exceeding 25% of base salary or wages or a term exceeding three (3) months, or bonus or other incentive compensation, stock purchase, equity or equity-based compensation, deferred compensation, change in control, severance, pension benefit, welfare benefit, sick leave, vacation, salary continuation, health, life insurance and educational assistance plans, policies, agreements or arrangements with respect to which the Company or any of its Subsidiaries has any obligation or liability, contingent or otherwise, for current or former employees, individual consultants or directors of the Company or any of its Subsidiaries (collectively, the “Company Plans”). Section 3.11(a) of the Company Disclosure Schedule separately sets forth each Company Plan which is subject to Title IV of ERISA or is a “multiemployer plan”, as defined in Section 3(37) of ERISA (a “Multiemployer Plan”), or is or has been subject to Sections 4063 or 4064 of ERISA.
     (b) Correct and complete copies of the following documents with respect to each of the Company Plans (other than a Multiemployer Plan) have been delivered or made available to Parent by the Company to the extent applicable: (i) any plans and related trust documents, insurance Contracts or other funding arrangements, and all amendments thereto; (ii) the most recent Forms 5500 and all schedules thereto, (iii) the most recent actuarial report, if any; (iv) the most recent IRS determination letter; (v) the most recent summary plan descriptions; and (vi) written summaries of all non-written Company Plans.
     (c) The Company Plans have been maintained, in all material respects, in accordance with their terms and with all applicable provisions of ERISA, the Code and other Laws. To the extent any representation in this Section 3.11 applies to a Multiemployer Plan, such representation is only made to the extent of the Knowledge of the Company or its Subsidiaries.
     (d) The Company Plans intended to qualify under Section 401 or other tax-favored treatment under of Subchapter B of Chapter 1 of Subtitle A of the Code are so qualified, and any trusts intended to be exempt from federal income taxation under the Code are so exempt. Nothing has occurred with respect to the operation of the Company Plans that could cause the loss of such qualification or exemption, or the imposition of any material liability, penalty or tax under ERISA or the Code.

     (e) All contributions required to have been made by the Company or any of its Subsidiaries (without regard to any waivers granted under Section 412 of the Code), have been timely made, and no accumulated funding deficiencies exist in any of the Company Plans subject to Title IV of ERISA or Section 412 of the Code.
     (f) There are no pending material actions, claims or lawsuits arising from or relating to the Company Plans (other than routine benefit claims), nor does the Company have any Knowledge of facts that could form the basis for any such claim or lawsuit.
     (g) Except as set forth in Section 3.11(g) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment becoming due to any employee, (ii) increase any benefits otherwise payable under any Company Plan, (iii) result in the acceleration of the time of payment or vesting of any such benefits under any such plan, or (iv) require any contributions or payments to fund any obligations under any Company Plan.
     (h) Any individual who performs services for the Company or any of its Subsidiaries (other than through a Contract with an organization other than such individual) and who is not treated as an employee of the Company or any of its Subsidiaries for U.S. federal income tax purposes by the Company is not an employee for such purposes.
     (i) The Company has previously provided to Parent a list of each material collective bargaining or other labor union Contract applicable to Persons employed by the Company or any of its Subsidiaries to which the Company or any of its Subsidiaries is a party (each a “Company Collective Bargaining Agreement”). As of the date of this Agreement, except as set forth on Section 3.11(i) of the Company Disclosure Schedules, no Company Collective Bargaining Agreement is being negotiated or renegotiated by the Company or any of its Subsidiaries.
     (j) Except as set forth in Section 3.11(j) of the Company Disclosure Schedule and as related to the execution, performance and consummation of this Agreement, there are no (i) strikes, work stoppages, slowdowns, lockouts or arbitrations, (ii) material grievances or other labor disputes pending or, to the Knowledge of the Company or any of its Subsidiaries, threatened against or involving the Company or any of its Subsidiaries involving any employee of the Company or any of its Subsidiaries or (iii) complaints, charges or claims against the Company or any of its Subsidiaries pending or, to the Knowledge of the Company, threatened that could be brought or filed with any Governmental Authority or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment or failure to employ by the Company or any of its Subsidiaries, of any individual. There are no unfair labor practice charges pending or, to the Knowledge of the Company or any of its Subsidiaries, threatened by or on behalf of any employee or former employee of the Company or any of its Subsidiaries.

     (k) The Company and its Subsidiaries are in compliance with all Laws relating to the employment of labor, including all such Laws relating to wages, hours, the Worker Adjustment and Retraining Notification Act and any similar state or local “mass layoff” or “plant closing” law (“WARN”), collective bargaining, discrimination, civil rights, safety and health, workers’ compensation and the collection and payment of withholding and/or social security taxes and any similar tax, except for immaterial non-compliance. There has been no “mass layoff” or “plant closing” (as defined by WARN) with respect to the Company or any of its Subsidiaries within the six (6) months prior to the Closing.
     (l) Except as set forth in Section 3.11(l) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to any Contract, agreement, plan or other arrangement that, individually or collectively, could give rise to the payment of any amount which would not be deductible by reason of Section 162(m) or Section 280G of the Code or would be subject to withholding under Section 4999 of the Code.
     SECTION 3.12. Environmental Matters.
     (a) Except for those matters set forth in Section 3.12(a) of the Company Disclosure Schedule or that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, (A) each of the Company and its Subsidiaries is, and since August 1, 2003 has been, in compliance with all applicable Environmental Laws, (B) there is no investigation, suit, claim, action or proceeding relating to or arising under Environmental Laws that is pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries or any real property currently or, to the Knowledge of the Company, formerly owned, operated or leased by the Company or any of its Subsidiaries, (C) neither the Company nor any of its Subsidiaries has received any notice of or entered into or assumed by Contract or operation of Law or otherwise, any obligation, liability, order, settlement, judgment, injunction or decree relating to or arising under Environmental Laws and (D) no facts, circumstances or conditions exist with respect to the Company or any of its Subsidiaries or any property currently (or, to the Knowledge of the Company, formerly) owned, operated or leased by the Company or any of its Subsidiaries or any property to or at which the Company or any of its Subsidiaries transported or arranged for the disposal or treatment of Hazardous Materials that would reasonably be expected to result in the Company or any of its Subsidiaries incurring Environmental Liabilities.
     (b) Except for those matters set forth in Section 3.12(b) of the Company Disclosure Schedule, to the Knowledge of the Company, no facts, circumstances or conditions exist with respect to the Joint Ventures or any real property currently or formerly owned or operated by the Joint Ventures, or to or at which the Joint Ventures transported or arranged for disposal or treatment of Hazardous Materials, including any failure to comply with, any pending or threatened investigation, suit, claim, action or proceeding arising under, or any obligation, liability, order, settlement judgment, injunction or decree, or notice of any of them, relating to Environmental Laws, that would reasonably be expected to result in the Company, any of its Subsidiaries or any Joint Venture incurring Environmental Liabilities, that, individually or in the aggregate, would have a Company Material Adverse Effect.
     (c) Except as set forth on Section 3.12(c) of the Company Disclosure Schedule, the Company and its Subsidiaries have not received written notice of any claims or liabilities related to occupational exposure to coal, or coal-related materials, including, but not limited to, claims for “black lung” disease, which are not covered by insurance or would reasonably be expected to result in the Company and its Subsidiaries incurring liabilities, that, individually or in the aggregate, would have a Company Material Adverse Effect.
     (d) For purposes of this Agreement:
     (i) “Environmental Laws” means all Laws relating in any way to the environment, preservation or reclamation of natural resources, the presence, management or Release of, or exposure to, Hazardous Materials, or to human health and safety, including the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. § 5101 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Safe Drinking Water Act (42 U.S.C. § 300f et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), and the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), each of their state and local counterparts or equivalents, each of their foreign and international equivalents, and any transfer of ownership notification or approval statute, as each has been amended and the regulations promulgated pursuant thereto.
     (ii) “Environmental Liabilities” means, with respect to any Person, all liabilities, obligations, responsibilities, remedial actions, losses, damages, punitive damages, consequential damages, treble damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts and consultants and costs of investigation and feasibility studies), fines, penalties, sanctions and interest incurred as a result of any claim or demand by any other Person or in response to any violation of Environmental Law, whether known or unknown, accrued or contingent, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, to the extent based upon, related to, or arising under or pursuant to any Environmental Law, environmental permit, order or agreement with any Governmental Authority or other Person, which relates to any environmental, health or safety condition, violation of Environmental Law or a Release or threatened Release of Hazardous Materials.
     (iii) “Hazardous Materials” means any material, substance or waste that is regulated, classified, or otherwise characterized under or pursuant to any Environmental Law as “hazardous”, “toxic”, a “pollutant”, a “contaminant”, “radioactive” or words of similar meaning or effect, including petroleum and its by-products, asbestos and polychlorinated biphenyls.

     (iv) “Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing of or migrating into or through the environment or any natural or man-made structure.
     SECTION 3.13. Contracts.
     (a) Set forth in Section 3.13(a) of the Company Disclosure Schedule is a list of each of the following Contracts to which the Company, any of its Subsidiaries or any Joint Venture is a party:
     (i) any Contract that would be required to be filed as an exhibit to a Registration Statement on Form S-1 under the Securities Act or an Annual Report on Form 10-K under the Exchange Act if such registration statement or report was filed by the Company with the SEC on the date hereof;
     (ii) any Contract that purports to limit, curtail or restrict the ability of the Company, any of its existing or future Subsidiaries or Affiliates or any Joint Venture to compete in any geographic area or line of business or restrict the Persons to whom the Company, any of its existing or future Subsidiaries or Affiliates or any Joint Venture may sell products or deliver services;
     (iii) partnership or joint venture agreement;
     (iv) Contract for the acquisition, sale or lease of material properties or assets (by merger, purchase or sale of stock or assets or otherwise) (A) entered into since August 1, 2003 or (B) currently in effect, which requires ongoing performance or imposes ongoing obligations;
     (v) Contract with any (A) Governmental Authority or (B) director or officer of the Company, any of its Subsidiaries or Affiliates or any Joint Venture;
     (vi) loan or credit agreement, mortgage, indenture, note or other Contract or instrument evidencing indebtedness for borrowed money by the Company, any of its Subsidiaries or any Joint Venture or any Contract or instrument pursuant to which indebtedness for borrowed money may be incurred or is guaranteed by the Company, any of its Subsidiaries or any Joint Venture;
     (vii) financial derivatives master agreement or confirmation, or futures account opening agreements and/or brokerage statements, evidencing financial hedging or similar trading activities;
     (viii) voting agreement or registration rights agreement;
     (ix) mortgage, pledge, security agreement, deed of trust or other Contract granting a Lien on any material property or assets of the Company, any of its Subsidiaries or any Joint Venture;

     (x) customer, client or supply Contract (other than a purchase order received in the ordinary course of business) that involves consideration in fiscal year 2006 in excess of $2,000,000 or that is reasonably likely to involve consideration in fiscal year 2006 or fiscal year 2007 in excess of $2,000,000;
     (xi) Contract (other than customer, client or supply Contracts or purchase orders received in the ordinary course of business) that involve consideration (whether or not measured in cash) of greater than $2,000,000;
     (xii) collective bargaining agreement;
     (xiii) agreement pursuant to which it has agreed to a “standstill” or similar obligation;
     (xiv) to the extent material to the business or financial condition of the Company and its Subsidiaries, taken as a whole, (A) lease or rental Contract, (B) product design or development Contract, (C) consulting Contract, (D) indemnification Contract, (E) license or royalty Contract, (F) merchandising, sales representative or distribution Contract or (G) Contract granting a right of first refusal or first negotiation; and
     (xv) commitment or agreement to enter into any of the foregoing;
(the Contracts and other documents required to be listed on Section 3.13(a) of the Company Disclosure Schedule, together with any and all other Contracts of such type entered into in accordance with Section 5.2(a), each a “Material Contract”). The Company has heretofore made available to Parent correct and complete copies of each Material Contract or summaries in the case of customer Material Contracts in existence as of the date hereof, together with any and all amendments and supplements thereto and material “side letters” and similar documentation relating thereto.
     (b) Except as separately identified in Section 3.13(b) of the Company Disclosure Schedule, (i) each of the Material Contracts is valid, binding and in full force and effect and is enforceable in accordance with its terms by the Company, its Subsidiaries and the Joint Venture party thereto, subject to the Bankruptcy and Equity Exception; (ii) no approval, consent or waiver of any Person is needed in order that any Material Contract continue in full force and effect following the consummation of the transactions contemplated hereby; (iii) none of the Company, any of its Subsidiaries or any Joint Venture is in default under any Material Contract, nor does any condition exist that, with notice or lapse of time or both, would constitute a default thereunder by the Company and its Subsidiaries and the Joint Ventures party thereto, except for such defaults as, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect; (iv) to the Knowledge of the Company, no other party to any Material Contract is in default thereunder, nor does any condition exist that with notice or lapse of time or both would constitute a default by any such other party thereunder, except for such defaults as, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse

Effect; and (v) none of the Company, any of its Subsidiaries or any Joint Venture has received any notice of termination or cancellation under any Material Contract, received any notice of breach or default in any material respect under any Material Contract which breach has not been cured, or granted to any third party any rights, adverse or otherwise, that would constitute a breach of any Material Contract.
     SECTION 3.14. Title to Properties. Each of the Company and its Subsidiaries, and each Joint Venture (i) has good and valid title to all properties and other assets and good, marketable, indefeasible and insurable fee simple title to all real property assets (A) which are reflected on the most recent consolidated balance sheet of the Company included in the Filed Company SEC Documents as being owned by the Company or one of its Subsidiaries or any Joint Venture (or acquired after the date thereof) and (B) which pertain to the Joint Ventures and are set forth in Section 3.14 of the Company Disclosure Schedule, and which are, individually or in the aggregate, material to the Company’s business or financial condition on a consolidated basis (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business consistent with past practice and not in violation of this Agreement), free and clear of all Liens except (x) statutory Liens securing payments not yet due, (y) security interests, mortgages and pledges that are disclosed in the Filed Company SEC Documents that secure indebtedness that is reflected in the most recent consolidated financial statements of the Company included in the Filed Company SEC Documents and (z) such other imperfections or irregularities of title or other Liens that, individually or in the aggregate, do not and would not reasonably be expected to materially affect the use of the properties or assets subject thereto or otherwise materially impair business operations as presently conducted or as currently proposed by the Company’s management to be conducted, and (ii) is the lessee or sublessee of all leasehold estates and leasehold interests (A) reflected in the Filed Company SEC Documents (or acquired after the date thereof) and (B) set forth in Section 3.14 of the Company Disclosure Schedule, which are, individually or in the aggregate, material to the Company’s business or financial condition on a consolidated basis (other than any such leaseholds whose scheduled terms have expired subsequent to the date of such Filed Company SEC Documents). Each of the Company and each of its Subsidiaries enjoys peaceful and undisturbed possession under all such leases in all material respects. No Joint Venture owns any interest in any material real property other than as set forth in Section 3.14 of the Company Disclosure Schedule.
     SECTION 3.15. Intellectual Property.
     (a) For purposes of this Agreement:
     (i) “Company Intellectual Property” means all Intellectual Property Rights used in or necessary for the conduct of the business of the Company, any of its Subsidiaries or any Joint Venture, or owned or held for use by the Company, any of its Subsidiaries or any Joint Venture.
     (ii) “Company Technology” means all Technology used in or necessary for the conduct of the business of the Company, any of its Subsidiaries or any Joint Venture, or owned or held for use by the Company, any of its Subsidiaries or any Joint Venture.
  (iii) “Intellectual Property Rights” shall mean all of the rights arising from or in respect of the following, whether protected, created or arising under the Laws of the United States or any foreign jurisdiction: (A) patents, patent applications, any reissues, reexaminations, divisionals, continuations, continuations-in-part and extensions thereof (collectively, “Patents”); (B) trademarks, service marks, trade names (whether registered or unregistered), service names, industrial designs, brand names, brand marks, trade dress rights, Internet domain names, identifying symbols, logos, emblems, signs or insignia, and including all goodwill associated with the foregoing (collectively, “Marks”); (C) copyrights, whether registered or unregistered (including copyrights in computer software programs), mask work rights and registrations and applications therefor (collectively, “Copyrights”); (D) confidential and proprietary information, or non-public processes, designs, specifications, technology, know-how, techniques, formulas, inventions, concepts, trade secrets, discoveries, ideas and technical data and information, in each case excluding any rights in respect of any of the foregoing that comprise or are protected by Copyrights or Patents (collectively, “Trade Secrets”); and (E) all applications, registrations and permits related to any of the foregoing clauses (A) through (D).
  (iv) “Software” means computer programs, including any and all software implementations of algorithms, models and methodologies whether in source code, object code or other form, databases and compilations, including any and all data and collections of data, descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing and all documentation, including user manuals and training materials related to any of the foregoing.
  (v) “Technology” means, collectively, all designs, formulas, algorithms, procedures, techniques, ideas, know-how, Software (whether in source code, object code or human readable form), databases and data collections, Internet websites and web content, tools, inventions (whether patentable or unpatentable and whether or not reduced to practice), invention disclosures, developments, creations, improvements, works of authorship, other similar materials and all recordings, graphs, drawings, reports, analyses, other writings and any other embodiment of the above, in any form or media, whether or not specifically listed herein, and all related technology, documentation and other materials used in, incorporated in, embodied in or displayed by any of the foregoing, or used or useful in the design, development, reproduction, maintenance or modification of any of the foregoing.
     (b) Section 3.15(b) of the Company Disclosure Schedule sets forth (i) an accurate and complete list of all material Patents, registered Marks, pending applications for registrations of any Marks and any unregistered Marks, registered Copyrights and pending applications for registration of any Copyrights owned or filed by the Company, any of its Subsidiaries or any Joint Venture and (ii) the jurisdictions in which each such material Intellectual Property right has been issued or registered or in which any application for such issuance and registration has been filed.
     (c) Except for the Intellectual Property Rights and Technology owned by the Company, any of its Subsidiaries or the Joint Ventures as set forth in Section 3.15(c) of the Company Disclosure Schedule, the Company and/or one of its Subsidiaries is the sole and exclusive owner of, or has valid and continuing rights to use, sell and license, all of the Company Intellectual Property and Company Technology. To the Knowledge of the Company, and except as would not reasonably be expected to have a Company Material Adverse Effect, the use, practice or other commercial exploitation of the Company Intellectual Property by the Company, any of its Subsidiaries or any Joint Venture and the manufacturing, licensing, marketing, importation, offer for sale, sale or use of the Company Technology, and the operation of the Company’s, and its Subsidiaries’ businesses and the Joint Ventures’ businesses do not infringe, constitute an unauthorized use of or misappropriate any Intellectual Property Rights of any third Person. Except as set forth in Section 3.15(c) of the Company Disclosure Schedule, none of the Company, any of its Subsidiaries or any Joint Venture (i) has received any written or oral notice claiming that the use, practice or other commercial exploitation of the Company Intellectual Property by the Company or any of its Subsidiaries or the Joint Ventures or the manufacturing, licensing, marketing, importation, offer for sale, sale or use of the Company Technology, or the operation of the Company’s, its Subsidiaries’ and the Joint Ventures’ businesses infringes, constitutes an unauthorized use of or misappropriates any Intellectual Property Rights of any third Person, or (ii) is a party to or the subject of any pending or, to the Knowledge of the Company, threatened suit, action, investigation or proceeding which involves a claim (A) against the Company, any of its Subsidiaries or any Joint Venture, of infringement, unauthorized use, or violation of any Intellectual Property Rights of any Person, or challenging the ownership, use, validity or enforceability of any Company Intellectual Property or (B) contesting the right of the Company, any of its Subsidiaries or any Joint Venture to use, sell, exercise, license, transfer or dispose of any Company Intellectual Property or Company Technology, or any products, processes or materials covered thereby in any manner. None of the Company, any of its Subsidiaries or any Joint Venture has received written notice of any such threatened claim.
     (d) To the Knowledge of the Company, no Person (including employees and former employees of the Company, any of its Subsidiaries or any Joint Venture) is infringing, violating, misappropriating or otherwise misusing any Company Intellectual Property, and none of the Company, any of its Subsidiaries or any Joint Venture has made any such claims against any Person (including employees and former employees of the Company, any of its Subsidiaries or any Joint Venture).
     (e) The Company, its Subsidiaries and the Joint Ventures have taken all reasonably necessary and appropriate steps to protect and preserve the confidentiality of all Trade Secrets and any other confidential information of the Company, its Subsidiaries and the Joint Ventures.

     (f) The Company, its Subsidiaries and the Joint Ventures own, lease or license all Software, hardware, databases, computer equipment and other information technology (collectively, “Computer Systems”) that are necessary for the operations of the businesses of the Company, its Subsidiaries and the Joint Ventures. Except as would not reasonably be expected to have a Company Material Adverse Effect, the (i) Computer Systems used by the Company, its Subsidiaries and each Joint Venture have functioned consistently and accurately since being installed and (ii) data storage and transmittal capability, functionality and performance of each item of the Computer Systems and the Computer Systems as a whole are reasonably satisfactory for the Company’s, its Subsidiaries’ and each Joint Venture’s businesses as presently conducted. The Computer Systems used by the Company, its Subsidiaries and each Joint Venture have not failed to any material extent and the data which they process has not been corrupted. The Company, its Subsidiaries and each Joint Venture have taken all reasonable steps in accordance with ordinary industry standards to preserve the availability, security and integrity of the Computer Systems and the data and information stored on the Computer Systems.
     SECTION 3.16. Insurance. Section 3.16 of the Company Disclosure Schedule sets forth a correct and complete list of all material insurance policies (including information on the premiums payable in connection therewith and the scope and amount of the coverage provided thereunder) maintained by the Company, any of its Subsidiaries or any Joint Venture (the “Policies”). The Policies (i) have been issued by insurers which, to the Knowledge of the Company, are reputable and financially sound, (ii) provide coverage for the operations conducted by the Company and its Subsidiaries and the Joint Ventures of a scope and coverage consistent with customary practice in the industries in which the Company and its Subsidiaries and the Joint Ventures operate and (iii) are in full force and effect. None of the Company, any of its Subsidiaries or any Joint Venture is in material breach or default, and none of the Company, any of its Subsidiaries or any Joint Venture have taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification, of any of the Policies. No notice of cancellation or termination has been received by the Company, any of its Subsidiaries or any Joint Venture with respect to any of the Policies.
     SECTION 3.17. Opinion of Financial Advisor. The Board of Directors of the Company has received the opinion of UBS Investment Bank (the “Company Financial Advisor”), a correct and complete written copy of which will be provided to Parent as soon as practicable after the date hereof, solely for informational purposes, to the effect that, as of the date hereof, and subject to the various assumptions and qualifications set forth therein, the Exchange Ratio is fair from a financial point of view to the holders of shares of Company Common Stock (the “Fairness Opinion”). The Company has been authorized by the Company Financial Advisor to permit the inclusion of the Fairness Opinion in its entirety and/or references thereto in the Proxy Statement, so long as such inclusion is in form and substance reasonably satisfactory to the Company Financial Advisor and its counsel.

     SECTION 3.18. Brokers and Other Advisors. Except for the Company Financial Advisor, Miller Mathis and RBC Dain Rauscher, the fees and expenses of which will be paid by the Company, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses, in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.
     SECTION 3.19. State Takeover Statutes; Company Rights Agreement. No “fair price”, “moratorium”, “control share acquisition” or other similar antitakeover statute or regulation enacted under state or federal laws in the United States (with the exception of Section 203 of the DGCL) applicable to the Company is applicable to the Merger or the other Transactions. The action of the Board of Directors of the Company in approving this Agreement and the transactions contemplated hereby is sufficient to render inapplicable to this Agreement and the transactions contemplated hereby the restrictions on “business combinations” (as defined in Section 203 of the DGCL) as set forth in Section 203 of the DGCL. In addition, the Company has taken all actions necessary to terminate the Company Rights Agreement as of the date hereof. Neither the Stock Acquisition Date nor the Distribution Date (as such terms are defined in the Company Rights Agreement) has occurred.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PARENT AND CSN HOLDINGS
     Parent and CSN Holdings, jointly and severally, represent that except as set forth in the disclosure schedule delivered by CSN Holdings to the Company simultaneously with the execution of this Agreement (the “CSN Holdings Disclosure Schedule”) (with specific reference to the Section or subsection of this Agreement to which the information stated in such disclosure relates; provided, that disclosure of any fact or item in any section or subsection of the CSN Holdings Disclosure Schedule shall, should the existence of such fact or item be relevant to any other section or subsection, be deemed to be disclosed with respect to that other section or subsection so long as the relevance of such disclosure to such other section or subsection is reasonably apparent from the nature of such disclosure):
     SECTION 4.1. Organization, Standing and Power.
     (a) Each of Parent and CSN Holdings and each Subsidiary of CSN Holdings is a corporation, limited liability company or other entity duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated and has all requisite corporate or other power and authority necessary to own or lease all of its properties and assets and to carry on its business as it is now being conducted and as currently proposed by its management to be conducted except where its failure, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on CSN Holdings (a “CSN Holdings Material Adverse Effect”). Each of CSN Holdings and its Subsidiaries is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a CSN Holdings Material Adverse Effect.
     (b) Section 4.1(b) of the CSN Holdings Disclosure Schedule lists all Subsidiaries of CSN Holdings together with the jurisdiction of organization of each such Subsidiary. All the outstanding shares of capital stock of, or other equity interests in, each Subsidiary of CSN Holdings have been duly authorized and validly issued and are fully paid and nonassessable and are owned directly or indirectly by CSN Holdings free and clear of all Liens. Except as set forth in Section 4.1(b) of the CSN Holdings Disclosure Schedule, (i) neither CSN Holdings nor any Subsidiary of CSN Holdings owns, directly or indirectly, any capital stock, voting securities or equity interests in any Person and (ii) to the extent CSN Holdings or any of its Subsidiaries owns, directly or indirectly, any capital stock, voting securities or equity interests in any Person, all such capital stock, voting securities and equity interests are owned beneficially and of record by CSN Holdings or such Subsidiary of CSN Holdings, free and clear of all Liens.
     (c) Parent has delivered to the Company (i) correct and complete copies of its certificate of incorporation and by-laws (or comparable organizational documents) (“Parent Charter Documents”), (ii) correct and complete copies of the certificate of incorporation and by-laws of CSN Holdings (the “CSN Holdings Charter Documents”) and (iii) correct and complete copies of the certificates of incorporation and by-laws (or comparable organizational documents) of each Subsidiary of CSN Holdings (the “CSN Holdings Subsidiary Documents”), in each case as amended to the date of this Agreement. All such Parent Charter Documents, CSN Holdings Charter Documents and CSN Holdings Subsidiary Documents are in full force and effect and none of Parent, CSN Holdings or any Subsidiary of CSN Holdings is in violation of any of their respective provisions. CSN Holdings has made available to the Company and its Representatives correct and complete copies of the minutes (or, in the case of minutes that have not yet been finalized, drafts thereof) of all meetings of stockholders, the Board of Directors and each committee of the Board of Directors of CSN Holdings and each of its Subsidiaries held since June 28, 2001, other than the portion of any minutes regarding the deliberations of the Board of Directors of CSN Holdings (or any committee thereof) in connection with entering into this Agreement and any materials provided to the Board of Directors of CSN Holdings in connection therewith.
     SECTION 4.2. Capitalization.
     (a) The authorized capital stock of CSN Holdings as of the date hereof consists of 1,000 shares of common stock, par value $0.01 per share (“CSN Holdings Common Stock”), and no shares of preferred stock. On or prior to the Effective Time, the capitalization of CSN Holdings shall be such that the shares of Company Common Stock shall constitute, on a converted basis, approximately 50.5% of the outstanding CSN Holdings Common Stock immediately upon consummation of the Merger. Except as set forth above in this Section 4.2(a), as of the date of this Agreement there are no shares of capital stock, voting securities or equity interests of CSN Holdings issued and outstanding or any subscriptions, options, warrants, calls, convertible or exchangeable securities, rights, commitments or agreements of any character providing for the issuance of any shares of capital stock, voting securities or equity interests of CSN Holdings, including any representing the right to purchase or otherwise receive any CSN Holdings Common Stock.
     (b) None of CSN Holdings or any of its Subsidiaries has issued or is bound by any outstanding subscriptions, options, warrants, calls, convertible or exchangeable securities, rights, commitments or agreements of any character providing for the issuance or disposition of any shares of capital stock, voting securities or equity interests of any Subsidiary of CSN Holdings. There are no outstanding obligations of CSN Holdings or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock, voting securities or equity interests (or any options, warrants or other rights to acquire any shares of capital stock, voting securities or equity interests) of CSN Holdings or any of its Subsidiaries.
     SECTION 4.3. Authority; Noncontravention.
     (a) Each of Parent, CSN Holdings and Merger Sub has all necessary corporate or other power and authority to execute and deliver this Agreement and to perform their respective obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by Parent, CSN Holdings and Merger Sub of this Agreement, and the consummation by Parent, CSN Holdings and Merger Sub of the transactions contemplated hereby, have been duly authorized and approved by their respective Boards of Directors (and prior to the Effective Time will be adopted by CSN Holdings as the sole stockholder of Merger Sub), and no other corporate or other action on the part of Parent, CSN Holdings and Merger Sub is necessary to authorize the execution, delivery and performance by Parent, CSN Holdings and Merger Sub of this Agreement and the consummation by them of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent, CSN Holdings and Merger Sub and, assuming due authorization, execution and delivery hereof by the Company, constitutes a legal, valid and binding obligation of each of Parent, CSN Holdings and Merger Sub, enforceable against each of them in accordance with its terms, subject to the Bankruptcy and Equity Exception.
     (b) Except as set forth in Section 4.3(b) of the CSN Holdings Disclosure Schedule, none of the execution and delivery of this Agreement by Parent, CSN Holdings and Merger Sub, the consummation by Parent, CSN Holdings or Merger Sub of the transactions contemplated hereby or the compliance by Parent, CSN Holdings or Merger Sub with any of the terms or provisions hereof, will (i) conflict with or violate any provision of the Parent Charter Documents, CSN Holdings Charter Documents or the certificate of incorporation or bylaws of or Merger Sub or (ii) assuming that the authorizations, consents and approvals referred to in Section 4.4 and are obtained and the filings referred to in Section 4.4 are made, (x) violate any Law, judgment, writ or injunction of any Governmental Authority applicable to Parent, CSN Holdings or any of its Subsidiaries or any of their respective properties or assets, or (y) violate, conflict with, result in the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of, CSN Holdings or any of its Subsidiaries under, any of the terms, conditions or provisions of any Contract to which CSN Holdings or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected except, in the case of clause (y), for such violations, conflicts, losses, defaults, terminations, cancellations, accelerations or Liens as, individually or in the aggregate, would not reasonably be expected to have a CSN Holdings Material Adverse Effect.
     SECTION 4.4. Governmental Approvals. Except for (i) the Form S-4 and filings required under, and compliance with applicable requirements of, the Securities Act, the Exchange Act and the rules of The New York Stock Exchange, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL and (iii) filings required under, and compliance with other applicable requirements of, the HSR Act, no consents or approvals of, or filings, declarations or registrations with, any Governmental Authority are necessary for the execution and delivery of this Agreement by Parent, CSN Holdings and Merger Sub or the consummation by Parent, CSN Holdings and Merger Sub of the transactions contemplated hereby, other than such other consents, approvals, filings, declarations or registrations that, if not obtained, made or given, would not, individually or in the aggregate, reasonably be expected to impair in any material respect the ability of Parent, CSN Holdings or Merger Sub to perform its obligations hereunder, or prevent or materially impede, interfere with, hinder or delay the consummation of the transactions contemplated hereby.
     SECTION 4.5. CSN Holdings Financial Statements; Absence of Undisclosed Liabilities.
     (a) Parent has delivered to the Company copies of the audited consolidated balance sheets of CSN Holdings and its Subsidiaries as at December 31, 2004 and 2005 and the related audited consolidated statements of income and of cash flows of CSN Holdings and its Subsidiaries for the years then ended, as well as the unaudited consolidated balance sheet of CSN Holdings and its Subsidiaries as at June 30, 2006 and the related unaudited consolidated statement of income and of cash flows for the six months then ended (such statements, including the related notes and schedules thereto, are referred to herein as the “CSN Holdings Financial Statements”). The CSN Holdings Financial Statements have been prepared in accordance with GAAP (except as indicated in the notes thereto) applied on a consistent basis during the periods involved and fairly presents in all material respects the consolidated financial position of CSN Holdings and its Subsidiaries as of the dates thereof and the consolidated results of operations and cash flows for the periods then ended.
     (b) Except as and to the extent set forth in Section 4.5(b) of the CSN Holdings Disclosure Schedule, neither CSN Holdings nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise, whether known or unknown) required to be reflected or reserved against on a consolidated balance sheet of CSN Holdings and its Subsidiaries or the notes thereto, except liabilities (i) as and to the extent reflected or reserved against on the audited consolidated balance sheet of CSN Holdings and its Subsidiaries as of the Balance Sheet Date (including the notes thereto) included in the CSN Holdings Financial Statements or (ii) incurred after the Balance Sheet Date in the ordinary course of business consistent with past practice that, individually or in the aggregate, have not had and would not reasonably be expected to have a CSN Holdings Material Adverse Effect.
     (c) Except as and to the extent set forth in Section 4.5(c) of the CSN Holdings Disclosure Schedule, neither CSN Holdings nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among CSN Holdings and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC)), where the result, purpose or effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, CSN Holdings or any of its Subsidiaries in the CSN Holdings Financial Statements.
     SECTION 4.6. Absence of Certain Changes or Events. Since the Balance Sheet Date, there have not been any events, changes, occurrences or state of facts that, individually or in the aggregate, have had or would reasonably be expected to have a CSN Holdings Material Adverse Effect. Since the Balance Sheet Date, (a) CSN Holdings and its Subsidiaries have carried on and operated their respective businesses in all material respects in the ordinary course of business consistent with past practice and (b) neither CSN Holdings nor any of its Subsidiaries has taken any action described in Section 5.2(b) that, if taken after the date hereof and prior to the Effective Time, without the prior written consent of the Company, would violate such provision. Without limiting the foregoing, since the Balance Sheet Date, there has not occurred any damage, destruction or loss (whether or not covered by insurance) of any material asset of CSN Holdings or any of its Subsidiaries which materially affects the use thereof.
     SECTION 4.7. Legal Proceedings. There is no pending or, to the Knowledge of CSN Holdings, threatened, legal, administrative, arbitral or other proceeding, claim, suit or action against, or governmental or regulatory investigation of, CSN Holdings, any of its Subsidiaries or, to the Knowledge of CSN Holdings, any of their respective officers, directors, stockholders or members (in each case, in their capacity as such) that, individually or in the aggregate, has had or would reasonably be expected to have a CSN Holdings Material Adverse Effect, and there is no injunction, order, judgment, ruling or decree imposed (or, to the Knowledge of CSN Holdings, threatened to be imposed) upon CSN Holdings, any of its Subsidiaries or, to the Knowledge of CSN Holdings, any of their respective officers, directors, stockholders or members (in each case, in their capacity as such) or the assets of CSN Holdings or any of its Subsidiaries, by or before any Governmental Authority that, individually or in the aggregate, has had or would reasonably be expected to have a CSN Holdings Material Adverse Effect.
     SECTION 4.8. Compliance with Laws; Permits.
     (a) CSN Holdings and its Subsidiaries are in compliance in all material respects with all Laws applicable to CSN Holdings or any of its Subsidiaries, any of their properties or other assets or any of their businesses or operations. CSN Holdings and each of its Subsidiaries hold all Permits to be obtained, in each case necessary for the lawful conduct of their respective businesses, except where the failure to hold such a Permit would not have a CSN Holdings Material Adverse Effect. Except as set forth in Section 4.8(a) of the CSN Holdings Disclosure Schedule, CSN Holdings and its Subsidiaries are in compliance in all material respects with the terms of all Permits. Except as set forth in Section 4.8(a) of the CSN Holdings Disclosure Schedule, since August 1, 2003, neither CSN Holdings, nor any of its Subsidiaries has received written notice to the effect that a Governmental Authority (a) claimed or alleged that CSN Holdings or any of its Subsidiaries was not in compliance with all Laws applicable to CSN Holdings or any of its Subsidiaries, any of their properties or other assets or any of their businesses or operations or (b) was considering the amendment, termination, revocation or cancellation of any Permit.
     (b) Except as set forth in Section 4.8(b) of the CSN Holdings Disclosure Schedule or as would not have, individually or in the aggregate, a CSN Holdings Material Adverse Effect, neither CSN Holdings nor any of its Subsidiaries, or, to the Knowledge of CSN Holdings, any of their respective directors, officers, agents, employees or representatives (in each case acting in their capacities as such) has any reasonable basis for believing that, in the past five (5) years, any of the foregoing Persons has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) directly or indirectly paid or delivered any fee, commission or other sum of money or item of property, however characterized, to any finder, agent or other party acting on behalf of or under the auspices of a governmental official or Governmental Authority, in the United States or any other country, that was illegal under any applicable law, (iii) made any payment to any customer or supplier, or to any officer, director, partner, employee or agent of any such customer or supplier, for the unlawful sharing of fees to any such customer or supplier or any such officer, director, partner, employee or agent for the unlawful rebating of charges, (iv) engaged in any other unlawful reciprocal practice, or made any other unlawful payment or given any other unlawful consideration to any such customer or supplier or any such officer, director, partner, employee or agent, (v) taken any action or made any omission in violation of any applicable law governing imports into or exports from the United States or any foreign country, or relating to economic sanctions or embargoes, corrupt practices, money laundering, or compliance with unsanctioned foreign boycotts, including without limitation, the Arms Export Control Act, the Trading with the Enemy Act, the International Emergency Economic Powers Act, the Export Administration Act, the 1930 Tariff Act and other U.S. customs laws, the Foreign Corrupt Practices Act, the Export Administration Regulations, the International Traffic in Arms Regulations, the Office of Foreign Assets Control Regulations, the U.S. Customs Regulations, or any regulation, ruling, rule, order, decision, writ, judgment, injunction, or decree of any Governmental Authority issued pursuant thereto.
     SECTION 4.9. Information Supplied. Subject to the accuracy of the representations and warranties of the Company set forth in Section 3.9, none of the information supplied (or to be supplied) in writing by or on behalf of Parent or CSN Holdings specifically for inclusion or incorporation by reference in (a) the Form S-4 will, at the time the Form S-4 or any amendments or supplements thereto are filed with the SEC or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading, and (b) the Proxy Statement will, on the date it is first mailed to stockholders of the Company, and at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Form S-4 will comply as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act. Notwithstanding the foregoing, Parent and CSN Holdings make no representation or warranty with respect to any information supplied by or on behalf of the Company for inclusion or incorporation by reference in the Form S-4 or any other documents filed with the SEC.
     SECTION 4.10. Tax Matters.
     (a) CSN Holdings and each of its Subsidiaries has timely filed, or has caused to be timely filed on its behalf (taking into account any extension of time within which to file), all material Tax Returns required to be filed by it, and all such filed Tax Returns are correct and complete in all material respects. All Taxes shown to be due on such Tax Returns, and all material Taxes otherwise required to be paid by CSN Holdings or any of its Subsidiaries, have been timely paid.
     (b) All material Taxes due and payable by CSN Holdings and its Subsidiaries have been adequately provided for in the financial statements of CSN Holdings and its Subsidiaries for all periods ending through the date hereof. No material deficiency with respect to Taxes has been proposed, asserted or assessed against CSN Holdings or any of its Subsidiaries that has not been paid in full or fully resolved in favor of the taxpayer.
     (c) Neither CSN Holdings nor any of its Subsidiaries has any obligation under any agreement (either with any person or any taxing authority) with respect to Taxes.
     (d) Neither CSN Holdings nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code since the effective date of Section 355(e) of the Code.

     (e) Neither CSN Holdings nor any of its Subsidiaries has (i) been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code filing a consolidated federal income Tax Return, other than the affiliated group of which CSN Holdings is the common parent or (ii) any liability for the Taxes of any Person (other than CSN Holdings or any of its Subsidiaries).
     (f) To the Knowledge of CSN Holdings, no audit or other administrative or court proceedings are pending with any taxing authority with respect to any income or other material Taxes of CSN Holdings or any of its Subsidiaries, and no written notice thereof has been received by CSN Holdings or any of its Subsidiaries and, none is threatened. No issue has been raised by any taxing authority in any presently ongoing Tax audit that could be material and adverse to CSN Holdings or any of its Subsidiaries for any period after the Effective Time. Neither CSN Holdings nor any of its Subsidiaries has any outstanding agreements, waivers or arrangements extending the statutory period of limitations applicable to any claim for, or the period for the collection or assessment of, any income or other material Taxes.
     (g) To the Knowledge of CSN Holdings, CSN Holdings has not received any written claim from any Governmental Authority in a jurisdiction where CSN Holdings or any of its Subsidiaries does not file Tax Returns that CSN Holdings or any of its Subsidiaries is or may be subject to taxation in that jurisdiction that could give rise to material Taxes.
     (h) CSN Holdings has made available to the Company correct and complete copies of (i) all income and franchise Tax Returns of CSN Holdings and its Subsidiaries for the preceding three (3) taxable years and (ii) any audit report issued within the last three (3) years (or otherwise with respect to any audit or proceeding in progress) relating to income or franchise Taxes of CSN Holdings or any of its Subsidiaries.
     (i) No Liens for Taxes exist with respect to any properties or other assets of CSN Holdings or any of its Subsidiaries, except for Permitted Liens.
     (j) All material Taxes required to be withheld by CSN Holdings or any of its Subsidiaries have been withheld and have been or will be duly and timely paid to the proper taxing authority.
     (k) Neither CSN Holdings nor any of its Subsidiaries has taken any action, has failed to take any action or has any Knowledge of any fact or circumstance that would prevent the Merger from qualifying as a reorganization under Section 368 of the Code.
     SECTION 4.11. Employee Benefits and Labor Matters.
     (a) Section 4.11(a) of the CSN Holdings Disclosure Schedule sets forth a correct and complete list of: (i) all “employee benefit plans” (as defined in Section 3(3) of the ERISA) and (ii) all written employment or other compensation agreements, which provide annual salaries or wages exceeding $150,000 or provide for severance benefits exceeding 25% of base salary or wages or a term exceeding three (3) months, or bonus or other incentive compensation, stock purchase, equity or equity-based compensation, deferred compensation, change in control, severance, pension benefit, welfare benefit, sick leave, vacation, salary continuation, health, life insurance and educational assistance plans, policies, agreements or arrangements with respect to which CSN Holdings or any of its Subsidiaries has any obligation or liability, contingent or otherwise, for current or former employees, individual consultants or directors of CSN Holdings or any of its Subsidiaries (collectively, the “CSN Holdings Plans”). Section 4.11(a) of the CSN Holdings Disclosure Schedule separately sets forth each CSN Holdings Plan which is subject to Title IV of ERISA or is a Multiemployer Plan, or is or has been subject to Sections 4063 or 4064 of ERISA.
     (b) Correct and complete copies of the following documents with respect to each of the CSN Holdings Plans (other than a Multiemployer Plan) have been delivered or made available to the Company by CSN Holdings to the extent applicable: (i) any plans and related trust documents, insurance Contracts or other funding arrangements, and all amendments thereto; (ii) the most recent Forms 5500 and all schedules thereto, (iii) the most recent actuarial report, if any; (iv) the most recent IRS determination letter; (v) the most recent summary plan descriptions; and (vi) written summaries of all non-written CSN Holdings Plans.
     (c) The CSN Holdings Plans have been maintained, in all material respects, in accordance with their terms and with all applicable provisions of ERISA, the Code and other Laws. To the extent any representation in this Section 4.11(c) applies to a Multiemployer Plan, such representation is only made to the extent of the Knowledge of CSN Holdings or Merger Sub.
     (d) The CSN Holdings Plans intended to qualify under Section 401 or other tax-favored treatment under of Subchapter B of Chapter 1 of Subtitle A of the Code are so qualified, and any trusts intended to be exempt from federal income taxation under the Code are so exempt. Nothing has occurred with respect to the operation of the CSN Holdings Plans that could cause the loss of such qualification or exemption, or the imposition of any material liability, penalty or tax under ERISA or the Code.
     (e) All contributions required to have been made under any of the CSN Holdings Plans or by law (without regard to any waivers granted under Section 412 of the Code), have been timely made, and no accumulated funding deficiencies exist in any of the CSN Holdings Plans subject to Title IV of ERISA or Section 412 of the Code.
     (f) There are no pending material actions, claims or lawsuits arising from or relating to the CSN Holdings Plans (other than routine benefit claims), nor does Parent have any Knowledge of facts that could form the basis for any such claim or lawsuit.
     (g) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment becoming due to any employee, (ii) increase any benefits otherwise payable under any

CSN Holdings Plan, (iii) result in the acceleration of the time of payment or vesting of any such benefits under any such plan, or (iv) require any contributions or payments to fund any obligations under any CSN Holdings Plan.
     (h) Any individual who performs services for CSN Holdings or any of its Subsidiaries (other than through a Contract with an organization other than such individual) and who is not treated as an employee of CSN Holdings or any of its Subsidiaries for U.S. federal income tax purposes by CSN Holdings is not an employee for such purposes.
     (i) None of the employees of CSN Holdings or any of its Subsidiaries is represented in his or her capacity as an employee of CSN Holdings or any of its Subsidiaries by any labor organization. Neither CSN Holdings nor any of its Subsidiaries has recognized any labor organization, nor has any labor organization been elected as the collective bargaining agent of any employees, nor has CSN Holdings or any of its Subsidiaries entered into any collective bargaining agreement or union Contract recognizing any labor organization as the bargaining agent of any employees.
     (j) Except as set forth in Section 4.11(j) of the CSN Holdings Disclosure Schedule, there is no union organization activity involving any of the employees of CSN Holdings or any of its Subsidiaries pending or, to the Knowledge of CSN Holdings or any of its Subsidiaries, threatened, nor has there ever been union representation involving any of the employees of CSN Holdings or any of its Subsidiaries. There are no (i) strikes, work stoppages, slowdowns, lockouts or arbitrations, (ii) material grievances or other labor disputes pending or, to the Knowledge of the CSN Holdings or any of its Subsidiaries, threatened against or involving CSN Holdings or any of its Subsidiaries involving any employee or (iii) complaints, charges or claims against CSN Holdings or any of its Subsidiaries pending or, to the Knowledge of CSN Holdings or any of its Subsidiaries, threatened that could be brought or filed with any Governmental Authority or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment or failure to employ by CSN Holdings or any of its Subsidiaries, of any individual.
     (k) CSN Holdings and its Subsidiaries are in compliance with all Laws relating to the employment of labor, including all such Laws relating to wages, hours, the Worker Adjustment and Retraining Notification Act and any similar state or local WARN, collective bargaining, discrimination, civil rights, safety and health, workers’ compensation and the collection and payment of withholding and/or social security taxes and any similar tax, except for immaterial non-compliance. There has been no “mass layoff” or “plant closing” (as defined by WARN) with respect to CSN Holdings or any of its Subsidiaries within the six (6) months prior to Closing.
     (l) Neither CSN Holdings nor any of its Subsidiaries is a party to any Contract, agreement, plan or other arrangement that, individually or collectively, could give rise to the payment of any amount which would not be deductible by reason of Section 162(m) or Section 280G of the Code or would be subject to withholding under Section 4999 of the Code.

     SECTION 4.12. Environmental Matters. Except for those matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a CSN Holdings Material Adverse Effect, (A) each of CSN Holdings and its Subsidiaries is, and has been, in compliance with all applicable Environmental Laws, (B) there is no investigation, suit, claim, action or proceeding relating to or arising under Environmental Laws that is pending or, to the Knowledge of Parent, threatened against CSN Holdings or any of its Subsidiaries or any real property currently or, to the Knowledge of the CSN Holdings, formerly owned, operated or leased by CSN Holdings or any of its Subsidiaries, (C) neither CSN Holdings nor any of its Subsidiaries has received any notice of or entered into or assumed by contract or operation of Law or otherwise, any obligation, liability, order, settlement, judgment, injunction or decree relating to or arising under Environmental Laws, and (D) no facts, circumstances or conditions exist with respect to CSN Holdings or any of its Subsidiaries or any property currently (or, to the Knowledge of the CSN Holdings, formerly) owned, operated or leased by CSN Holdings or any of its Subsidiaries or any property to or at which CSN Holdings or any of its Subsidiaries transported or arranged for the disposal or treatment of Hazardous Materials that would reasonably be expected to result in CSN Holdings and its Subsidiaries incurring Environmental Liabilities.
     SECTION 4.13. Contracts.
     (a) Set forth in Section 4.13(a) of CSN Holdings Disclosure Schedule is a list of each of the following Contracts to which CSN Holdings or any of its Subsidiaries is a party:
     (i) any Contract that purports to limit, curtail or restrict the ability of CSN Holdings or any of its existing or future Subsidiaries or Affiliates to compete in any geographic area or line of business or restrict the Persons to whom CSN Holdings or any of its existing or future Subsidiaries or Affiliates may sell products or deliver services;
     (ii) partnership or joint venture agreement;
     (iii) Contract for the acquisition, sale or lease of material properties or assets (by merger, purchase or sale of stock or assets or otherwise) (A) entered into since August 1, 2003 or (B) currently in effect, which requires ongoing performance or imposes ongoing obligations;
     (iv) Contract with any (A) Governmental Authority or (B) director or officer of CSN Holdings or any of its Subsidiaries or Affiliates;
     (v) loan or credit agreement, mortgage, indenture, note or other Contract or instrument evidencing indebtedness for borrowed money by CSN Holdings or any of its Subsidiaries or any Contract or instrument pursuant to which indebtedness for borrowed money may be incurred or is guaranteed by CSN Holdings or any of its Subsidiaries;

  (vi) financial derivatives master agreement or confirmation, or futures account opening agreements and/or brokerage statements, evidencing financial hedging or similar trading activities;
  (vii) voting agreement or registration rights agreement;
  (viii) mortgage, pledge, security agreement, deed of trust or other Contract granting a Lien on any material property or assets of CSN Holdings or any of its Subsidiaries;
  (ix) customer, client or supply Contract (other than a purchase order received in the ordinary course of business) that involves consideration in fiscal year 2006 in excess of $2,000,000 or that is reasonably likely to involve consideration in fiscal year 2006 or fiscal year 2007 in excess of $2,000,000;
  (x) Contract (other than customer, client or supply Contracts or purchase orders received in the ordinary course of business) that involve consideration (whether or not measured in cash) of greater than $2,000,000;
  (xi) collective bargaining agreement;
  (xii) “standstill” or similar agreement;
  (xiii) to the extent material to the business or financial condition of CSN Holdings and its Subsidiaries, taken as a whole, (A) lease or rental Contract, (B) product design or development Contract, (C) consulting Contract, (D) indemnification Contract, (E) license or royalty Contract, (F) merchandising, sales representative or distribution Contract or (G) Contract granting a right of first refusal or first negotiation; and
  (xiv) commitment or agreement to enter into any of the foregoing
(the Contracts and other documents required to be listed on Section 4.13(a) of the CSN Holdings Disclosure Schedule, together with any and all other Contracts of such type entered into in accordance with Section 5.2(b), each a “CSN Holdings Material Contract”). Parent has heretofore made available to the Company correct and complete copies of each CSN Holdings Material Contract in existence as of the date hereof, together with any and all amendments and supplements thereto and material “side letters” and similar documentation relating thereto.
     (b) Except as set forth in Section 4.13(b) of the CSN Holdings Disclosure Schedule, (i) each of the CSN Holdings Material Contracts is valid, binding and in full force and effect and is enforceable in accordance with its terms by CSN Holdings and its Subsidiaries party thereto, subject to the Bankruptcy and Equity Exception; (ii) no approval, consent or waiver of any Person is needed in order that any CSN Holdings Material Contract continue in full force and effect following the consummation of the transactions contemplated hereby; (iii) none of CSN Holdings or any of its Subsidiaries is in default under any CSN Holdings Material Contract, nor does any condition exist that, with notice or lapse of time or both, would constitute a default thereunder by CSN Holdings and its Subsidiaries party thereto, except for such defaults as, individually or in the aggregate, have not had and would not reasonably be expected to have a CSN Holdings Material Adverse Effect; (iv) to the Knowledge of CSN Holdings, no other party to any CSN Holdings Contract is in default thereunder, nor does any condition exist that with notice or lapse of time or both would constitute a default by any such other party thereunder, except for such defaults as, individually or in the aggregate, have not had and would not reasonably be expected to have a CSN Holdings Material Adverse Effect; and (v) none of CSN Holdings or any of its Subsidiaries has received any notice of termination or cancellation under any CSN Holdings Material Contract, received any notice of breach or default in any material respect under any CSN Holdings Material Contract which breach has not been cured, or granted to any third party any rights, adverse or otherwise, that would constitute a breach of any CSN Holdings Material Contract.
     SECTION 4.14. Title to Properties. Each of CSN Holdings and its Subsidiaries (i) has good and valid title to all properties and other assets and good, marketable, indefeasible and insurable fee simple title to all real property assets which are reflected in the CSN Holdings Financial Statements as being owned by CSN Holdings or one of its Subsidiaries (or acquired after the date thereof) and which are, individually or in the aggregate, material to CSN Holdings’ business or financial condition on a consolidated basis (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business consistent with past practice and not in violation of this Agreement), free and clear of all Liens except (x) statutory Liens securing payments not yet due, (y) security interests, mortgages and pledges that secure indebtedness that is reflected in the CSN Holdings Financial Statements and (z) such other imperfections or irregularities of title or other Liens that, individually or in the aggregate, do not and would not reasonably be expected to materially affect the use of the properties or assets subject thereto or otherwise materially impair business operations as presently conducted or as currently proposed by the CSN Holdings’ management to be conducted, and (ii) is the lessee or sublessee of all leasehold estates and leasehold interests (or acquired after the date thereof) which are, individually or in the aggregate, material to the CSN Holdings’ business or financial condition on a consolidated basis. Each of CSN Holdings and its Subsidiaries enjoys peaceful and undisturbed possession under all such leases in all material respects.
     SECTION 4.15. Intellectual Property.
     (a) For purposes of this Agreement:
     (i) “CSN Holdings Intellectual Property” means all Intellectual Property Rights used in or necessary for the conduct of the business of CSN Holdings or any of its Subsidiaries, or owned or held for use by CSN Holdings or any of its Subsidiaries.

     (ii) “CSN Holdings Technology” means all Technology used in or necessary for the conduct of the business of CSN Holdings or any of its Subsidiaries, or owned or held for use by CSN Holdings or any of its Subsidiaries.
     (b) Section 4.15(b) of the CSN Holdings Disclosure Schedule sets forth (i) an accurate and complete list of all material Patents, registered Marks, pending applications for registrations of any Marks and any unregistered Marks, registered Copyrights and pending applications for registration of any Copyrights owned or filed by CSN Holdings or any of its Subsidiaries and (ii) the jurisdictions in which each such material Intellectual Property right has been issued or registered or in which any application for such issuance and registration has been filed.
     (c) Except for the Intellectual Property Rights and Technology owned by CSN Holdings or any of its Subsidiaries as set forth in Section 4.15(c) of the CSN Holdings Disclosure Schedule, CSN Holdings and/or one of its Subsidiaries is the sole and exclusive owner of, or has valid and continuing rights to use, sell and license, all of CSN Holdings Intellectual Property and CSN Holdings Technology. To the Knowledge of CSN Holdings, and except as would not reasonably be expected to have a CSN Holdings Material Adverse Effect, the use, practice or other commercial exploitation of CSN Holdings Intellectual Property by CSN Holdings or any of its Subsidiaries and the manufacturing, licensing, marketing, importation, offer for sale, sale or use of the CSN Holdings Technology, and the operation of CSN Holdings’ and its Subsidiaries’ businesses do not infringe, constitute an unauthorized use of or misappropriate any Intellectual Property Rights of any third Person. Except as set forth in Section 4.15(c) of the CSN Holdings Disclosure Schedule, none of CSN Holdings or any of its Subsidiaries (i) has received any written or oral notice claiming that the use, practice or other commercial exploitation of the CSN Holdings Intellectual Property and CSN Holdings Technology by CSN Holdings or any of its Subsidiaries or the manufacturing, licensing, marketing, importation, offer for sale, sale or use of the CSN Holdings Technology, or the operation of CSN Holdings’ and its Subsidiaries’ businesses infringes, constitutes an unauthorized use of or misappropriates any Intellectual Property Rights of any third Person, or (ii) is a party to or the subject of any pending or, to the Knowledge of CSN Holdings, threatened suit, action, investigation or proceeding which involves a claim (A) against CSN Holdings or any of its Subsidiaries, of infringement, unauthorized use, or violation of any Intellectual Property Rights of any Person, or challenging the ownership, use, validity or enforceability of any CSN Holdings Intellectual Property, or (B) contesting the right of CSN Holdings or any of its Subsidiaries to use, sell, exercise, license, transfer or dispose of any CSN Holdings Intellectual Property or CSN Holdings Technology, or any products, processes or materials covered thereby in any manner. Neither Parent nor CSN Holdings has received written notice of any such threatened claim.
     (d) To the Knowledge of CSN Holdings, no Person (including employees and former employees of CSN Holdings or any of its Subsidiaries) is infringing, violating, misappropriating or otherwise misusing any CSN Holdings Intellectual Property, and neither CSN Holdings, nor any of its Subsidiaries has made any such claims against any Person (including employees and former employees of CSN Holdings or any of its Subsidiaries).
     (e) CSN Holdings and its Subsidiaries have taken all reasonably necessary and appropriate steps to protect and preserve the confidentiality of all Trade Secrets and any other confidential information of CSN Holdings or its Subsidiaries.
     (f) CSN Holdings and its Subsidiaries own, lease or license all Computer Systems that are necessary for the operations of the businesses of CSN Holdings and its Subsidiaries as each is presently conducted. Except as would not reasonably be expected to have a CSN Holdings Material Adverse Effect, the (i) Computer Systems used by CSN Holdings and its Subsidiaries have functioned consistently and accurately since being installed, and (ii) data storage and transmittal capability, functionality and performance of each item of the Computer Systems and the Computer Systems as a whole are reasonably satisfactory for CSN Holdings’ and its Subsidiaries’ businesses as presently conducted. The Computer Systems used by CSN Holdings and its Subsidiaries have not failed to any material extent and the data which they process has not been corrupted. CSN Holdings and its Subsidiaries have taken all reasonable steps in accordance with industry standards to preserve the availability, security and integrity of the Computer Systems and the data and information stored on the Computer Systems.
     SECTION 4.16. Insurance. Section 4.16 of the CSN Holdings Disclosure Schedule sets forth a correct and complete list of all material insurance policies (including information on the premiums payable in connection therewith and the scope and amount of the coverage provided thereunder) maintained by CSN Holdings or any of its Subsidiaries (the “CSN Holdings Policies”). The CSN Holdings Policies (i) have been issued by insurers which, to the Knowledge of CSN Holdings, are reputable and financially sound, (ii) provide coverage for the operations conducted by CSN Holdings and its Subsidiaries of a scope and coverage consistent with customary practice in the industries in which CSN Holdings and its Subsidiaries operate and (iii) are in full force and effect. Neither CSN Holdings, nor any of its Subsidiaries is in material breach or default, and none of CSN Holdings or any of its Subsidiaries have taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification, of any of the CSN Holdings Policies. No notice of cancellation or termination has been received by CSN Holdings with respect to any of the CSN Holdings Policies. The consummation of the transactions contemplated hereby will not, in and of itself, cause the revocation, cancellation or termination of any CSN Holdings Policy.
     SECTION 4.17. Ownership of CSN Holdings. Parent owns beneficially all of the issued and outstanding capital stock of CSN Holdings.
     SECTION 4.18. Brokers and Other Advisors. Except for Greenhill & Co., LLC, the fees and expenses of which will be paid by Parent, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Parent or any of its Subsidiaries.
     SECTION 4.19. Internal Accounting Controls. CSN Holdings and each of its Subsidiaries maintains accurate books and records reflecting its material assets and material liabilities, and maintains internal accounting controls which provide reasonable assurance that (i) material transactions are executed in accordance with management’s authorization, (ii) material transactions are recorded as necessary to permit preparation of the financial statements of CSN Holdings or any Subsidiary and to maintain accountability for CSN Holdings’ and each such Subsidiary’s material assets, (iii) access to CSN Holdings’ or any of its Subsidiaries’ material assets is permitted only in accordance with management’s authorization and (iv) the reporting of CSN Holdings’ or any of its Subsidiaries’ material assets is compared with existing assets at reasonable intervals.
     SECTION 4.20. Slab Supply Agreement. The performance by Parent of its obligations under the Slab Supply Agreement, or a modified slab supply agreement between Parent and the Company in form and substance reasonably acceptable to the Company, will not violate any Law currently in effect applicable to Parent, except for such violations as, individually or in the aggregate, would not reasonably be expected to impair in any material respect the ability of Parent to perform its obligations under the Slab Agreement.
ARTICLE V
ADDITIONAL COVENANTS AND AGREEMENTS
     SECTION 5.1. Preparation of the Form S-4 and the Proxy Statement; Company Stockholders Meeting.
     (a) As soon as practicable following the date of this Agreement, the Company, Parent and CSN Holdings shall prepare and the Company shall file with the SEC the Proxy Statement and the Company, Parent and CSN Holdings shall prepare and CSN Holdings shall file with the SEC the Form S-4, in which the Proxy Statement will be included as a prospectus. Each of the Company, Parent and CSN Holdings shall use its reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing and to keep the Form S-4 effective for so long as necessary to consummate the Merger. The Company shall, subject to Section 5.3, use its reasonable best efforts to cause the Proxy Statement to be mailed to the stockholders of the Company as promptly as practicable after the Form S-4 is declared effective under the Securities Act. CSN Holdings shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or filing a general consent to service of process) required to be taken under any applicable state securities Laws in connection with the issuance of shares of CSN Holdings Common Stock in the Merger. No filing of, or amendment or supplement to, the Form S-4 shall be made by CSN Holdings, and no filing of, or amendment or supplement to, the Proxy Statement, shall be made by the Company, in each case, without providing the other party a reasonable opportunity to review and comment thereon. If at any time prior to the Effective Time any information relating to the Company, Parent, CSN Holdings or any of their respective Affiliates, directors or officers, should be discovered by the Company, Parent or CSN Holdings which should be set forth in an amendment or supplement to either the Form S-4 or the Proxy Statement, so that either such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the stockholders of the Company. The parties shall notify each other promptly of the receipt of any comments from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to the Proxy Statement or the Form S-4 or for additional information and shall supply each other with copies of (i) all correspondence between it or any of its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, with respect to the Proxy Statement, the Form S-4 or the Merger and (ii) all orders of the SEC relating to the Form S-4.
     (b) The Company shall, as soon as practicable following the date of this Agreement, establish a record date for, duly call, give notice of, convene and hold a meeting of its stockholders (the “Company Stockholders Meeting”) for the purpose of obtaining the Company Stockholder Approval. Subject to Section 5.3(c), the Company shall, through its Board of Directors, recommend to its stockholders adoption of this Agreement (the “Company Board Recommendation”). The Proxy Statement shall include a copy of the Fairness Opinion and (subject to Section 5.3(c)) the Company Board Recommendation. Without limiting the generality of the foregoing, the Company’s obligations pursuant to the first sentence of this Section 5.1(b) shall not be affected by (i) the commencement, public proposal, public disclosure or communication to the Company of any Takeover Proposal or (ii) any Company Adverse Recommendation Change. Notwithstanding anything to the contrary contained in this Agreement, the Company shall not be required to hold the Company Stockholders Meeting if this Agreement is terminated in accordance with its terms.
     SECTION 5.2. Conduct of Business.
     (a) Except as expressly permitted by this Agreement or as required by applicable Law, during the period from the date of this Agreement until the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, (w) conduct its business in the ordinary course consistent with past practice, (x) comply in all material respects with all applicable Laws and the requirements of all Material Contracts, (y) use commercially reasonable efforts to maintain and preserve intact its business organization and the goodwill of those having business relationships with it and retain the services of its present officers and key employees, in each case, to the end that its goodwill and ongoing business shall be unimpaired at the Effective Time, and (z) keep in full force and effect all material Policies, other than changes to such Policies made in the ordinary course of business. Without limiting the generality of the foregoing, except as expressly permitted by this Agreement or as required by applicable Law, during the period from the date of this Agreement to the Effective Time, the Company shall not, and shall not permit any of its Subsidiaries or, to the fullest extent permitted under the Joint Venture Documents, any of the Joint Ventures to:
  (i) (A) issue, sell, grant, dispose of, pledge or otherwise encumber any shares of its capital stock, voting securities or equity interests, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for any shares of its capital stock, voting securities or equity interests, or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any shares of its capital stock, voting securities or equity interests or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for, any shares of its capital stock, voting securities or equity interests, provided that (x) the Company may issue shares of Company Common Stock upon the exercise of Company Stock Options or the vesting of Stock Unit Awards granted under the Stock Incentive Plan that are outstanding on the date of this Agreement and in accordance with the terms thereof or pursuant to the Company’s profit sharing plan with its employees or agreement with VEBA, or pursuant to the Company’s 401(k) plans set forth in Section 3.11(a) of the Company Disclosure Schedule, each in existence as of the date hereof and copies of which have been provided to Parent and (y) capital stock, voting securities or equity interests of the Company’s Subsidiaries may be (1) issued to the Company or a direct or indirect wholly owned Subsidiary of the Company and (2) pledged to the extent required under the Company’s existing credit agreement listed in Section 3.13(a) of the Company Disclosure Schedule; (B) redeem, purchase or otherwise acquire any of its outstanding shares of capital stock, voting securities or equity interests, or any rights, warrants, options, calls, commitments or any other agreements of any character to acquire any shares of its capital stock, voting securities or equity interests; (C) declare, set aside for payment or pay any dividend on, or make any other distribution in respect of, any shares of its capital stock or otherwise make any payments to its stockholders in their capacity as such (other than dividends by a direct or indirect wholly owned Subsidiary of the Company to its parent); (D) split, combine, subdivide or reclassify any shares of its capital stock; or (E) amend (including by reducing an exercise price or extending a term) or waive any of its rights under, or accelerate the vesting under, any provision of the Company Stock Plans or any agreement evidencing any outstanding Company Stock Option or other right to acquire capital stock of the Company or any restricted stock purchase agreement or any similar or related Contract;
  (ii) incur or assume any indebtedness for borrowed money or guarantee any indebtedness (or enter into a “keep well” or similar agreement) or issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Company, any of its Subsidiaries or any of the Joint Ventures, other than (A) borrowings by the Company in the ordinary course of business in amounts not in excess of $475,000,000 in the aggregate outstanding at any time under the Company’s existing credit agreements listed in

Section 3.13(a) of the Company Disclosure Schedule and guarantees of such borrowings issued by the Company’s Subsidiaries to the extent required under the terms of such credit facilities, (B) borrowings from the Company by a direct or indirect wholly owned Subsidiary of the Company in the ordinary course of business consistent with past practice and (C) borrowings by any of the Joint Ventures in the ordinary course of business for which there is no guarantee of by, or recourse against, the Company or any of its Subsidiaries;
  (iii) except as set forth in Section 5.2(a)(iii) of the Company Disclosure Schedule, sell, transfer, lease, mortgage, encumber or otherwise dispose of or subject to any Lien (including pursuant to a sale-leaseback transaction or an asset securitization transaction) any of its properties or assets (including securities of Subsidiaries) with a fair market value in excess of $15,000,000 in the aggregate to any Person, except (A) sales of inventory in the ordinary course of business consistent with past practice, (B) pursuant to Contracts in force at the date of this Agreement and listed in Section 5.2(a)(iii) of the Company Disclosure Schedule, correct and complete copies of which have been made available to Parent, (C) dispositions of obsolete or worthless assets or (D) transfers among the Company and its wholly owned Subsidiaries;
  (iv) make any capital expenditure or expenditures which (A) involves the purchase of real property or (B) is in excess of $2,000,000 in the aggregate, except for capital expenditures (1) required to address an emergency (of which the Company shall promptly notify Parent), (2) subject to the prior written approval of, and in consultation with, CSN, LLC, related to expansion to WPSC’s hot strip mill and construction of the walking beam furnace at WPSC’s Mingo Junction, Ohio facility, for which CSN, LLC shall provide funds to the Company to cover such expenditures promptly after the Effective Time through proceeds of the sale of notes under the Note Purchase Agreement, and (3) provided for in the relevant period in the Company’s Capital Spending Detail 2005 – 2009, as previously provided by the Company to Parent;
  (v) directly or indirectly acquire (A) by merging or consolidating with, or by purchasing all of or a substantial equity interest in, or by any other manner, any Person or division, business or equity interest of any Person or (B) any assets, except in the ordinary course of business consistent with past practice or that do not have a purchase price in excess of $500,000 in the aggregate;
  (vi) except for investments or working capital loans required under the limited liability company agreement of Mountain State Carbon, LLC, make any investment (by contribution to capital, property transfers, purchase of securities or otherwise) in, or loan or advance (other than travel and similar advances to its employees in the ordinary course of business consistent with past practice) to, any Person other than a direct or indirect wholly owned Subsidiary of the Company or a Joint Venture, which the Company controls, in the ordinary course of business;

  (vii) (A) enter into, terminate or amend any Material Contract, or, other than in the ordinary course of business consistent with past practice, any other Contract that is material to the Company and its Subsidiaries, taken as a whole, (B) enter into or extend the term or scope of any Contract that purports to restrict the Company, any Joint Venture or any existing or future Subsidiary or Affiliate of the Company, from engaging in any line of business or in any geographic area, (C) amend or modify the Company’s engagement letter with UBS Investment. Bank, dated as of July 25, 2005 and as amended on January 17, 2006 (other than to extend the term thereof), (D) enter into any Contract that would be breached by, or require the consent of any third party in order to continue in full force following, consummation of the transactions contemplated hereby or (E) release any Person from, or modify or waive any provision of, any confidentiality, standstill or similar agreement;
  (viii) (A) increase in any manner the compensation of any of its directors, officers or employees or enter into, establish, amend or terminate any employment, consulting, retention, change in control, collective bargaining, bonus or other incentive compensation, profit sharing, health or other welfare, stock option or other equity (or equity-based), pension, retirement, vacation, severance, deferred compensation or other compensation or benefit plan, policy, agreement, trust, fund or arrangement with, for or in respect of, any stockholder, director, officer, other employee, consultant or Affiliate or (B) amend or otherwise modify benefits under any Company Plan, grant any awards under any Company Plan (including the grant of stock options, stock appreciation rights, stock-based or stock-related awards, performance units, restricted stock units or restricted stock, or the removal of existing restrictions in any Contract or Company Plan or awards made thereunder), accelerate the payment or vesting of benefits or amounts payable or to become payable under any Company Plan as in effect on the date hereof, or terminate or establish any Company Plan, other than, in the case of clause (A) or (B), (x) as required pursuant to applicable Law or the terms of the agreements set forth in Section 5.2(a)(viii) of the Company Disclosure Schedule (correct and complete copies of which have been made available to Parent) and (y) increases in salaries, wages and benefits of employees (other than officers) made in the ordinary course of business and in amounts and in a manner consistent with past practice;
  (ix) Except as set forth on Section 5.2(a)(ix) of the Company Disclosure Schedule, make or change any material election concerning Taxes or Tax Returns, file any amended Tax Return, enter into any closing agreement with respect to Taxes, settle any material Tax claim or assessment or surrender any right to claim a refund of Taxes or obtain any Tax ruling;
  (x) make any changes in financial or tax accounting methods, principles or practices (or change an annual accounting period), except insofar as may be required by a change in GAAP or applicable Law;

     (xi) amend the Company Charter Documents or the Subsidiary Documents;
     (xii) adopt a plan or agreement of complete or partial liquidation, dissolution, restructuring, recapitalization, merger, consolidation or other reorganization (other than transactions exclusively between wholly owned Subsidiaries of the Company);
     (xiii) approve any transaction, or any third party becoming an “interested stockholder”, under Section 203 of the DGCL;
     (xiv) except as set forth in Section 5.2(a)(xiv) of the Company Disclosure Schedule, pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction in accordance with their terms of liabilities, claims or obligations reflected or reserved against in the most recent consolidated financial statements (or the notes thereto) of the Company included in the Filed Company SEC Documents or incurred since the date of such financial statements in the ordinary course of business consistent with past practice;
     (xv) issue any broadly distributed communication of a general nature to employees (including general communications relating to benefits and compensation) or customers without the prior approval of Parent, except for communications in the ordinary course of business that do not relate to the transactions contemplated hereby;
     (xvi) except as set forth in Section 5.2(a)(xvi) of the Company Disclosure Schedule, settle or compromise any litigation, proceeding or investigation material to the Company and its Subsidiaries taken as a whole (this covenant being in addition to the Company’s agreement set forth in Section 5.9 hereof); or
     (xvii) agree, in writing or otherwise, to take any of the foregoing actions.
     (b) Parent agrees that, during the period from the date of this Agreement until the Effective Time, except as expressly contemplated or permitted by this Agreement or as required by applicable Law, and except as may be consented to in writing by the Company, (x) Parent shall not, and shall not permit any of its Subsidiaries to, take any action or agree, in writing or otherwise, to take any action which would (A) cause any of the representations or warranties of Parent or CSN Holdings set forth in this Agreement (1) that are qualified as to materiality or Material Adverse Effect to be untrue or (2) that are not so qualified to be untrue in any material respect, (B) in any material respect impede or delay the ability of the parties to satisfy any of the conditions to the Merger set forth in this Agreement or (C) effect, directly or indirectly through brokers or otherwise, sales of CSN Products in the United States and Canada otherwise than through CSN Holdings, and (y) Parent shall cause CSN Holdings to (A) conduct its business in the ordinary course consistent with past practice, (B) comply in all material respects with all applicable Laws and the requirements of all CSN Holdings Material Contracts, (C) use commercially reasonable efforts to maintain and preserve intact its business organization and the goodwill of those having business relationships with it and retain the services of its present officers and key employees, in each case, to the end that its goodwill and ongoing business shall be unimpaired at the Effective Time, and (D) keep in full force and effect all material CSN Holdings Policies, other than changes to such CSN Holdings Policies made in the ordinary course of business. Without limiting the generality of the foregoing, except as expressly permitted by this Agreement or as required by applicable Law, during the period from the date of this Agreement to the Effective Time, Parent shall not cause or permit CSN Holdings or any of its Subsidiaries to:
  (i) incur or assume any indebtedness for borrowed money or guarantee any indebtedness (or enter into a “keep well” or similar agreement) or issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of CSN Holdings, other than borrowings from Parent by CSN Holdings in the ordinary course of business consistent with past practice;
  (ii) sell, transfer, lease, mortgage, encumber or otherwise dispose of or subject to any Lien (including pursuant to a sale-leaseback transaction or an asset securitization transaction) any of its properties or assets (including securities of Subsidiaries) with a fair market value in excess of $3,000,000 in the aggregate to any Person, except (A) sales of inventory in the ordinary course of business consistent with past practice, (B) pursuant to Contracts in force at the date of this Agreement and listed on Section 5.2(b)(ii) of the CSN Holdings Disclosure Schedule, correct and complete copies of which have been made available to the Company, (C) dispositions of obsolete or worthless assets or (D) transfers among CSN Holdings and its wholly owned Subsidiaries;
  (iii) except as set forth in Section 5.2(b)(iii) of the CSN Holdings Disclosure Schedule, make any capital expenditure or expenditures which (A) involves the purchase of real property or (B) is in excess of $2,000,000 in the aggregate, other than capital expenditures provided for in CSN, LLC’s 2006 capital expenditure plan and any approved capital expenditures for CSN, LLC’s 2007 capital expenditure plan, each as provided by Parent to the Company;
  (iv) directly or indirectly acquire (A) by merging or consolidating with, or by purchasing all of or a substantial equity interest in, or by any other manner, any Person or division, business or equity interest of any Person or (B) any assets, except in the ordinary course of business consistent with past practice or that do not have a purchase price in excess of $500,000 in the aggregate;
  (v) make any investment (by contribution to capital, property transfers, purchase of securities or otherwise) in, or loan or advance (other than travel and similar advances to its employees in the ordinary course of business consistent with past practice) to, any Person other than a direct or indirect wholly owned Subsidiary of CSN Holdings in the ordinary course of business;
  (vi) (A) enter into, terminate or amend any CSN Holdings Material Contract, or, other than in the ordinary course of business consistent with past practice, any other Contract that is material to CSN Holdings and its Subsidiaries, taken as a whole, (B) enter into or extend the term or scope of any Contract that purports to restrict CSN Holdings or any existing or future Subsidiary or Affiliate of CSN Holdings, from engaging in any line of business or in any geographic area, (C) enter into any Contract that would be breached by, or require the consent of any third party in order to continue in full force following, consummation of the transactions contemplated hereby or (D) release any Person from, or modify or waive any provision of, any confidentiality, standstill or similar agreement;
  (vii) (A) increase in any manner the compensation of any of its directors, officers or employees or enter into, establish, amend or terminate any employment, consulting, retention, change in control, collective bargaining, bonus or other incentive compensation, profit sharing, health or other welfare, stock option or other equity (or equity-based), pension, retirement, vacation, severance, deferred compensation or other compensation or benefit plan, policy, agreement, trust, fund or arrangement with, for or in respect of, any stockholder, director, officer, other employee, consultant or Affiliate or (B) amend or otherwise modify benefits under any CSN Holdings Plan, grant any awards under any CSN Holdings Plan (including the grant of stock options, stock appreciation rights, stock-based or stock-related awards, performance units, restricted stock units or restricted stock, or the removal of existing restrictions in any Contract or CSN Holdings Plan or awards made thereunder), accelerate the payment or vesting of benefits or amounts payable or to become payable under any CSN Holdings Plan as in effect on the date hereof, or terminate or establish any CSN Holdings Plan, other than, in the case of clause (A) or (B), (x) as required pursuant to applicable law or the terms of the agreements set forth on Section 5.2(b)(vii) of the CSN Holdings Disclosure Schedule (correct and complete copies of which have been made available to the Company) and (y) increases in salaries, wages and benefits of employees (other than officers) made in the ordinary course of business and in amounts and in a manner consistent with past practice;
  (viii) make or change any material election concerning Taxes or Tax Returns, file any amended Tax Return, enter into any closing agreement with respect to Taxes, settle any material Tax claim or assessment or surrender any right to claim a refund of Taxes or obtain any Tax ruling;
  (ix) make any changes in financial or tax accounting methods, principles or practices (or change an annual accounting period), except insofar as may be required by a change in GAAP or applicable Law;
  (x) amend the CSN Holdings Charter Documents;

  (xi) adopt a plan or agreement of complete or partial liquidation, dissolution, restructuring, recapitalization, merger, consolidation or other reorganization (other than transactions exclusively between wholly owned Subsidiaries of CSN Holdings);
  (xii) pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction in accordance with their terms of liabilities, claims or obligations reflected or reserved against in the most recent CSN Holdings Financial Statements (or the notes thereto) or incurred since the date of such financial statements in the ordinary course of business consistent with past practice;
  (xiii) issue any broadly distributed communication of a general nature to employees (including general communications relating to benefits and compensation) or customers without the prior approval of the Company, except for communications in the ordinary course of business that do not relate to the transactions contemplated hereby;
  (xiv) settle or compromise any litigation, proceeding or investigation material to CSN Holdings and its Subsidiaries, taken as a whole;
  (xv) declare or pay any dividend or other distribution in respect of its capital stock or forgive any indebtedness or account receivable owed to it other than by any of its Subsidiaries; or
  (xvi) agree, in writing or otherwise, to take any of the foregoing actions.
  SECTION 5.3. No Solicitation by the Company, Etc.
    (a) Subject to Article Eleven, Section D of the Company Collective Bargaining Agreement, the Company shall, and shall cause its Subsidiaries and the Company’s and its Subsidiaries’ respective directors, officers, employees, investment bankers, financial advisors, attorneys, accountants, agents and other representatives (collectively, “Representatives”) to, immediately cease and cause to be terminated any discussions or negotiations with any Person conducted heretofore with respect to a Takeover Proposal, and request the prompt return or the destruction of all copies of confidential information previously provided to such Persons by the Company, its Subsidiaries or Representatives. The Company shall not, and shall cause its Subsidiaries and Representatives not to, directly or indirectly (i) solicit, initiate, cause, knowingly facilitate or knowingly encourage (including by way of furnishing information) any Takeover Proposal or any inquiry that constitutes, or may reasonably be expected to lead to, any Takeover Proposal, (ii) other than solely to inform a third party of the provisions of this Section 5.3, participate in any discussions or negotiations with any third party regarding any Takeover Proposal, (iii) accept a Takeover Proposal or enter into any agreement related to any Takeover Proposal or (iv) enter into any agreement that would require the Company to abandon the Merger or terminate this Agreement.

Notwithstanding the foregoing, if the Board of Directors of the Company receives an unsolicited, bona fide written Takeover Proposal made after the date hereof in circumstances not involving a breach of this Agreement or any standstill agreement, and the Board of Directors of the Company determines in good faith (after receiving the advice of a financial advisor of national recognized reputation) that such Takeover Proposal constitutes or is reasonably likely to constitute a Superior Proposal, and with respect to which such Board determines in good faith (after considering applicable Law and after consulting with and receiving the advice of outside counsel) that the taking of the actions specified in clauses (A) or (B) of this Section 5.3(a) below is reasonably necessary in order for such Board to comply with its fiduciary duties to the Company’s stockholders under applicable Law, then the Company may, at any time prior to obtaining the Company Stockholder Approval (but in no event after obtaining the Company Stockholder Approval) and after providing Parent not less than 24 hours written notice of its intention to take such actions, (A) furnish information with respect to the Company and its Subsidiaries to the Person making such Takeover Proposal (and its Representatives), but only after such Person enters into a customary confidentiality agreement with the Company (which confidentiality agreement must be no less favorable to the Company (i.e., no less restrictive with respect to the conduct of such Person) than the Confidentiality Agreement), provided that (1) such confidentiality agreement may not include any provision calling for an exclusive right to negotiate with the Company and may not restrict the Company from complying with this Section 5.3, and (2) concurrently with its delivery to such Person, the Company delivers to Parent all such information not previously provided to Parent, and (B) participate in discussions and negotiations with such Person regarding such Takeover Proposal. Without limiting the foregoing, it is understood that any violation of the foregoing restrictions by the Company’s Subsidiaries or Representatives shall be deemed to be a breach of this Section 5.3 by the Company. To the fullest extent permitted under the Joint Venture Documents, the Company shall cause the Joint Ventures, their Subsidiaries and the Joint Ventures’ and their Subsidiaries’ Representatives to comply with this Section 5.3. The Company shall provide Parent with a correct and complete copy of any confidentiality agreement entered into pursuant to this paragraph within 24 hours of the execution thereof.
     (b) In addition to the other obligations of the Company set forth in this Section 5.3, the Company shall promptly advise Parent, orally and in writing, and in no event later than 24 hours after receipt, if any proposal, offer, inquiry or other contact is received by, any information is requested from, or any discussions or negotiations are sought to be initiated or continued with, the Company in respect of any Takeover Proposal, and shall, in any such notice to Parent, indicate the identity of the Person making such proposal, offer, inquiry or other contact and the terms and conditions of any proposals or offers or the nature of any inquiries or contacts (and shall include with such notice copies of any written materials received from or on behalf of such Person relating to such proposal, offer, inquiry or request), and thereafter shall promptly keep Parent reasonably informed of all material developments affecting the status and terms of any such proposals, offers, inquiries or requests (and the Company shall provide Parent with copies of any additional written materials received that relate to such proposals, offers, inquiries or requests) and of the status of any such discussions or negotiations.

     (c) Except as expressly permitted by this Section 5.3(c), neither the Board of Directors of the Company nor any committee thereof shall (i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Parent, the Company Board Recommendation or the approval or declaration of advisability by such Board of Directors of this Agreement and the transactions contemplated hereby (including the Merger), (ii) adopt, approve or recommend, or propose publicly to adopt, approve or recommend, any Takeover Proposal (any action described in clauses (i) or (ii) being referred to as a “Company Adverse Recommendation Change”) or (iii) cause or authorize the Company or any of its Subsidiaries to enter into, any letter of intent, agreement in principle, memorandum of understanding, merger, acquisition, purchase or joint venture agreement or other agreement related to any Takeover Proposal (other than a confidentiality agreement in accordance with Section 5.3(a)) (each, a “Company Acquisition Agreement”). Notwithstanding the foregoing, any time prior to obtaining the Company Stockholder Approval, the Board of Directors of the Company may make a Company Adverse Recommendation Change and, only upon termination of this Agreement in accordance with Section 7.1(d)(ii), enter into a definitive Company Acquisition Agreement, (x) following receipt of any Takeover Proposal made after the date hereof with respect to which the Board of Directors of the Company determines in good faith (after receiving the advice of a financial advisor of nationally recognized reputation and of its outside counsel) constitutes a Superior Proposal or (y) if a CSN Holdings Material Adverse Effect has occurred, and, in the case of either (x) or (y), the Board of Directors of the Company determines in good faith (after receiving the advice of its outside counsel) that it is reasonably necessary to do so in order to comply with its fiduciary duties to the stockholders of the Company under applicable Law; provided, however, that no Company Adverse Recommendation Change may be made and no Company Acquisition Agreement may be entered into in response to a Superior Proposal until after the fifth (5th) calendar day following Parent’s receipt of written notice (unless at the time such notice is otherwise required to be given there are less than five (5) calendar days prior to the Company Stockholders Meeting, in which case the Company shall provide as much notice as is reasonably practicable) from the Company (a “Company Adverse Recommendation Notice”) advising Parent that the Board of Directors of the Company intends to make such Company Adverse Recommendation Change or the Company intends to enter into such Company Acquisition Agreement and providing a description of the material terms of such Superior Proposal or any other basis for making such Company Adverse Recommendation Change or entering into such Company Acquisition Agreement, the most current version of the Company Acquisition Agreement, if any, and any other information required by Section 5.3(b) (it being understood and agreed that any amendment to the financial terms or other material terms of such Superior Proposal shall require a new Company Adverse Recommendation Notice and a new five (5) calendar day period (unless at the time such notice is otherwise required to be given there are less than five (5) calendar days prior to the Company Stockholders Meeting, in which case the Company shall provide as much notice as is reasonably practicable)). In determining whether to make a Company Adverse Recommendation Change or to authorize and approve the entry by the Company or its Subsidiaries into a Company Acquisition Agreement in response to a Superior Proposal, the Board of Directors of the Company shall take into account any changes to the terms of this Agreement proposed by Parent (in response to a Company Adverse Recommendation Notice or otherwise) in determining whether such third party Takeover Proposal still constitutes a Superior Proposal (and the Company shall have negotiated in good faith with Parent during such five (5) calendar day period (to the extent Parent desires to negotiate) with respect to such changes to the terms of this Agreement proposed by Parent).
     (d) For purposes of this Agreement:
     “Takeover Proposal” means any inquiry, proposal or offer from any Person or “group” (as defined in Section 13(d) of the Exchange Act), other than Parent and its Subsidiaries, relating to any (A) direct or indirect acquisition (whether in a single transaction or a series of related transactions) of assets of the Company and its Subsidiaries (including securities of Subsidiaries) equal to 20% or more of the Company’s consolidated assets or to which 20% or more of the Company’s revenues or earnings on a consolidated basis are attributable, (B) direct or indirect acquisition (whether in a single transaction or a series of related transactions) of beneficial ownership (within the meaning of Section 13 under the Exchange Act) of 20% or more of any class of equity securities of the Company, (C) tender offer or exchange offer that if consummated would result in any Person or “group” (as defined in Section 13(d) of the Exchange Act) beneficially owning 20% or more of any class of equity securities of the Company or (D) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries; in each case, other than the transactions contemplated hereby. The Company and Parent agree that the proposal contained in Esmark Incorporated’s press release issued on July 17, 2006 constitutes a Takeover Proposal.
     “Superior Proposal” means a bona fide written offer, obtained after the date hereof and not in breach of this Agreement or any standstill agreement, to acquire, directly or indirectly, for consideration consisting of cash and/or securities, more than 50% of the equity securities of the Company or all or substantially all of the assets of the Company and its Subsidiaries on a consolidated basis, made by a third party, (i) which is not subject to a financing contingency, (ii) which is otherwise on terms and conditions which the Board of Directors of the Company determines in its good faith judgment (after consultation with outside counsel and a financial advisor of national reputation) to be more favorable to the Company’s stockholders from a financial point of view than the Merger and the other transactions contemplated hereby, taking into account at the time of determination any changes to the terms of this Agreement that as of that time had been agreed to by Parent in writing, and (iii) which is reasonably capable of being completed, taking into account any approval requirements and all other financial, legal, regulatory and other aspects of such proposal.
     (e) Nothing in this Section 5.3 shall prohibit the Board of Directors of the Company from taking and disclosing to the Company’s stockholders a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act if such Board determines in good faith, after consultation with outside counsel, that there is a reasonable likelihood that failure to so disclose such position would constitute a violation of applicable Law. For purposes of this Agreement (including Article VII), (i) a factually accurate public statement by the Company that merely describes the Company’s receipt of a Takeover Proposal and the operation of this Agreement with respect thereto shall not be deemed a withdrawal or modification, or proposal by the Board of Directors of the Company to withdraw or modify, such Board’s recommendation of this Agreement or the transactions contemplated hereby, or an approval or recommendation with respect to such Takeover Proposal and (ii) any “stop, look and listen” communication by the Board of Directors to the stockholders of the Company pursuant to Rule 14d-9(f) under the Exchange Act or any similar communication to the stockholders shall not constitute a Company Adverse Recommendation Change, provided that, in no event will the Company, the Board of Directors of the Company or any committee thereof (A) recommend that the stockholders of the Company tender their shares in connection with any such tender or exchange offer (or otherwise approve or recommend any Takeover Proposal) or (B) withdraw or modify the Company Board Recommendation, in each case other than in accordance with Section 5.3.
     SECTION 5.4. Reasonable Commercial Efforts.
     (a) Subject to the terms and conditions of this Agreement (including Section 5.4(d)), each of the parties hereto shall cooperate with the other parties and use (and shall cause their respective Subsidiaries to use) their respective reasonable commercial efforts to promptly (i) take, or cause to be taken, all actions, and do, or cause to be done, all things, necessary, proper or advisable to cause the conditions to Closing to be satisfied as promptly as practicable and to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated hereby, including preparing and filing promptly and fully all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents (including any required or recommended filings under applicable Antitrust Laws or Exon-Florio), and (ii) obtain all approvals, consents, registrations, permits, authorizations and other confirmations from any Governmental Authority or third party necessary, proper or advisable to consummate the transactions contemplated hereby. For purposes hereof, “Antitrust Laws” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other applicable Laws issued by a Governmental Authority that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.
     (b) In furtherance and not in limitation of the foregoing, (i) each party hereto agrees to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable and in any event within ten (10) business days of the date hereof and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and use its reasonable commercial efforts to take, or cause to be taken, all other actions consistent with this Section 5.4 necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable; and (ii) the Company and Parent shall each use its reasonable commercial efforts to (x) take all action necessary to ensure that no state takeover statute or similar Law is or becomes applicable to any of the transactions contemplated hereby and (y) if any state takeover statute or similar Law becomes applicable to any of the transactions contemplated hereby, take all action necessary to ensure that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise minimize the effect of such Law on the transactions contemplated hereby.
     (c) Each of the parties hereto shall use its reasonable commercial efforts to (i) cooperate in all respects with each other in connection with any filing or submission with a Governmental Authority in connection with the transactions contemplated hereby (including, to the extent permitted by applicable Laws relating to the exchange of information, providing copies of all such documents to the outside antitrust counsel of the other parties prior to the submission of the filing or application and considering all reasonable additions, deletions or changes suggested in connection therewith) and in connection with any investigation or other inquiry by or before a Governmental Authority relating to the transactions contemplated hereby, including any proceeding initiated by a private party, and (ii) keep the other party informed in all material respects and on a reasonably timely basis of any material communication received by such party from, or given by such party to, the Federal Trade Commission, the Antitrust Division of the Department of Justice, or any other Governmental Authority and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby.
     (d) In furtherance and not in limitation of the covenants of the parties contained in this Section 5.4, each of the parties hereto shall use its reasonable commercial efforts to resolve such objections, if any, as may be asserted by a Governmental Authority or other Person with respect to the transactions contemplated hereby. Notwithstanding the foregoing or any other provision of this Agreement, neither Parent nor the Company shall, without prior written consent of the other, commit to any divestiture transaction or agree to any restriction on its business, and nothing in this Section 5.4 shall (i) limit any applicable rights a party may have to terminate this Agreement pursuant to Section 7.1 so long as such party has up to then complied in all material respects with its obligations under this Section 5.4, (ii) require Parent or the Company to offer, accept or agree to (A) dispose or hold separate any part of their respective businesses, operations, assets or product lines (or a combination of Parent’s and the Company’s respective businesses, operations, assets or product lines), (B) not compete in any geographic area or line of business, and/or (C) restrict the manner in which, or whether, Parent, the Company, CSN Holdings or any of their Affiliates may carry on business in any part of the world or (iii) require any party to this Agreement to contest or otherwise resist any administrative or judicial action or proceeding, including any proceeding by a private party, challenging any of the transactions contemplated hereby as violative of any Antitrust Law.
     SECTION 5.5. Public Announcements. The initial press release with respect to the execution of this Agreement shall be a joint press release to be reasonably agreed upon by Parent and the Company. Thereafter, the Company and Parent shall consult with each other before issuing, and shall give each other reasonable opportunity to review and comment upon, any press release or other public announcement (to the extent not previously issued or made in accordance with this Agreement) with respect to this Agreement, the Merger or the other transactions contemplated hereby, and shall not issue or cause the publication of any such press release or other public announcement prior to such consultation, except as may be required by Law or by any applicable listing agreement with a national securities exchange or The Nasdaq Global Market as determined in the good faith judgment of the party proposing to make such release.
     SECTION 5.6. Access to Information; Confidentiality.
     (a) Subject to applicable Laws relating to the exchange of information, the Company, on the one hand, and CSN Holdings, on the other hand, shall, and shall cause each of their respective Subsidiaries to, afford Parent and the Company, respectively, and their respective Representatives, reasonable access during normal business hours to all of the Company’s, and CSN Holdings’ and their respective Subsidiaries’ and the Joint Ventures’ properties, commitments, books, Contracts, records and correspondence (in each case, whether in physical or electronic form), officers, employees, accountants, counsel, financial advisors and other Representatives and the Company and CSN Holdings shall furnish promptly to each other (i) a copy of each report, schedule and other document filed or submitted by the Company or CSN Holdings, as applicable, pursuant to the requirements of Federal or state securities Laws (and the Company shall deliver to CSN Holdings a copy of each report, schedule and other document proposed to be filed or submitted by the Company pursuant to the requirements of Federal securities Laws as promptly as practicable prior to such filing) and a copy of any communication (including “comment letters”) received by the Company or CSN Holdings, as applicable, from the SEC concerning compliance with securities Laws and (ii) all other information concerning the Company or CSN Holdings, as applicable, and their respective Subsidiaries’ and the Joint Ventures’ businesses, properties and personnel as the other may reasonably request, other than the portion of any minutes regarding the deliberations of the Company Board of Directors or the Board of Directors of CSN Holdings (or any committee thereof) in connection with entering into this Agreement or pursuing other strategic alternatives and any materials provided to the Company Board of Directors or the Board of Directors of CSN Holdings in connection therewith. Notwithstanding the foregoing, neither the Company nor CSN Holdings shall be obligated to provide such access or information if it determines, in its reasonable best judgment, that doing so would violate applicable Law or a Contract or obligation of confidentiality owing to a third party or jeopardize the protection of an attorney-client privilege in a pending or threatened litigation or governmental investigation. The Company or CSN Holdings, as applicable, shall use reasonable commercial efforts to obtain waivers of any of the foregoing confidentiality obligations and the Company and CSN Holdings shall use reasonable best efforts to enter into appropriate joint defense agreements to preserve attorney-client privilege. Except for disclosures permitted by the terms of the Confidentiality Agreement, dated as of December 12, 2005, between Parent and WPSC (as it may be amended from time to time, the “Confidentiality Agreement”), the Company and Parent, respectively, and their respective Representatives shall hold information received from each other pursuant to this Section 5.6 in confidence in accordance with the terms of the Confidentiality Agreement.
     (b) Subject to the conditions in Section 5.6(a), (i) access for Parent and its Representatives, on the one hand, and the Company, on the other hand, shall include access to all material environmentally related audits, studies, reports, analyses and results of investigations performed with respect to the currently or previously owned, leased or operated properties of the Company or any of its Subsidiaries or CSN, LLC and (ii) Parent and the Company, respectively, and their respective Representatives shall have the right to conduct (or cause an environmental consultant to conduct) Phase I Environmental Site Assessments and compliance audits at any real property owned, operated or leased by the Company or any of its Subsidiaries or CSN, LLC, respectively, subject to any restrictions imposed in current leases, and the Company and Parent, respectively, shall cooperate in connection therewith.
     (c) No investigation, or information received, pursuant to this Section 5.6 will modify any of the representations and warranties of the parties hereto.
     SECTION 5.7. Notification of Certain Matters. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (i) any notice or other communication received by such party from any Governmental Authority in connection with the transactions contemplated hereby or from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated hereby, if the subject matter of such communication or the failure of such party to obtain such consent could be material to Parent, the Company or CSN Holdings, (ii) any actions, suits, claims, investigations or proceedings commenced or, to such party’s Knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its Subsidiaries which relate to the transactions contemplated hereby, (iii) the discovery of any fact or circumstance that, or the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would cause any representation or warranty made by such party contained in this Agreement (A) that is qualified as to materiality or Material Adverse Effect to be untrue and (B) that is not so qualified to be untrue in any material respect, and (iv) any material failure of such party to comply with or satisfy any covenant or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.7 shall not (x) cure any breach of, or non-compliance with, any other provision of this Agreement or (y) limit the remedies available to the party receiving such notice.
     SECTION 5.8. Indemnification and Insurance.
     (a) From and after the Effective Time, the Surviving Corporation shall, and CSN Holdings shall cause the Surviving Corporation to, (i) indemnify and hold harmless each individual who at the Effective Time is, or at any time prior to the Effective Time was, a director or officer of the Company or of a Subsidiary of the Company (each, an “Indemnitee” and, collectively, the “Indemnitees”) with respect to all claims, liabilities, losses, damages, judgments, fines, penalties, costs (including amounts paid in settlement or compromise) and expenses (including fees and expenses of legal counsel) in connection with any claim, suit, action, proceeding or investigation (whether civil, criminal, administrative or investigative), whenever asserted, based on or arising out of, in whole or in part, acts or omissions by an Indemnitee in the Indemnitee’s capacity as a director, officer, employee or agent of the Company or such Subsidiary or taken at the request of the Company or such Subsidiary (including in connection with serving at the request of the Company or such Subsidiary as a director, officer, employee or agent of another Person (including any employee benefit plan)), at, or at any time prior to, the Effective Time (including in connection with the transactions contemplated hereby), to the fullest extent permitted under applicable Law and provided under the Company Charter Documents or any existing agreements with such Indemnitee, and (ii) assume all obligations of the Company and such Subsidiaries to the Indemnitees in respect of indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time as provided in the Company Charter Documents. Without limiting the foregoing, CSN Holdings, from and after the Effective Time, shall cause the certificate of incorporation and by-laws of the Surviving Corporation to contain provisions no less favorable to the Indemnitees with respect to limitation of liabilities of directors and officers and indemnification than are set forth as of the date of this Agreement in the Company Charter Documents, which provisions shall not be amended, repealed or otherwise modified in a manner that would adversely affect the rights thereunder of the Indemnitees. In addition, from and after the Effective Time, the Surviving Corporation shall, and CSN Holdings shall cause the Surviving Corporation to, pay any expenses (including fees and expenses of legal counsel) of any Indemnitee under this Section 5.8 (including in connection with enforcing the indemnity and other obligations provided for in this Section 5.8) as incurred to the fullest extent permitted under applicable Law, provided that the person to whom expenses are advanced provides an undertaking to repay such advances to the extent required by applicable Law.
     (b) At the Company’s election, (i) the Company shall obtain prior to the Effective Time “tail” insurance policies with a claims period of at least six (6) years from the Effective Time with respect to directors’ and officers’ liability insurance in amount and scope at least as favorable as the Company’s existing policies for claims arising from facts or events that occurred on or prior to the Effective Time or (ii) if the Company shall not have obtained such tail policies prior to the Effective Time, the Surviving Corporation shall maintain in effect for six (6) years from the Effective Time the Company’s current directors’ and officers’ liability insurance covering acts or omissions occurring at or prior to the Effective Time with respect to those persons who are currently covered by the Company’s directors’ and officers’ liability insurance policy on terms with respect to such coverage, and in amount, not less favorable to such individuals than those of such policy in effect on the date hereof (or CSN Holdings may cause the Surviving Corporation to substitute therefor policies, issued by reputable insurers, of at least the same coverage with respect to matters occurring prior to the Effective Time); provided, however, that, if the aggregate annual premiums for the insurance specified in clause (i) or (ii) of this Section 5.8(b) shall exceed 250% of the current aggregate annual premium, then the Surviving Corporation shall provide or cause to be provided a policy for the applicable individuals with the best coverage as shall then be available at an annual premium of 250% of the current aggregate annual premium.
     (c) The provisions of this Section 5.8 are (i) intended to be for the benefit of, and shall be enforceable by, each Indemnitee, his or her heirs and his or her representatives and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise. The obligations of CSN Holdings and the Surviving Corporation under this Section 5.8 shall not be terminated or modified in such a manner as to adversely affect the rights of any Indemnitee to whom this Section 5.8 applies unless (x) such termination or modification is required by applicable Law or (y) the affected Indemnitee shall have consented in writing to such termination or modification (it being expressly agreed that the Indemnitees to whom this Section 5.8 applies shall be third party beneficiaries of this Section 5.8).
     SECTION 5.9. Securityholder Litigation. The Company shall give Parent the opportunity to participate in the defense or settlement of any securityholder litigation against the Company and/or its directors relating to the transactions contemplated hereby, and no such settlement shall be agreed to without Parent’s prior written consent if the aggregate of all such settlements is in excess of $5,000,000 exclusive of insurance proceeds or would materially impair the ability of the Company to consummate any of the transactions contemplated hereunder.
     SECTION 5.10. Fees and Expenses. All fees and expenses incurred in connection with this Agreement, the Merger and the other transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.
     SECTION 5.11. Affiliates. As soon as practicable after the date hereof, the Company shall deliver to CSN Holdings a letter identifying all Persons who will be, at the time this Agreement is submitted for adoption by the stockholders of the Company, “affiliates” of the Company for purposes of Rule 145 under the Securities Act and applicable SEC rules and regulations. The Company shall use its reasonable commercial efforts to cause each such Person to deliver to CSN Holdings at least thirty (30) days prior to the Closing a written agreement substantially in the form attached as Exhibit I.
     SECTION 5.12. Reorganization Treatment. The Company, CSN Holdings and Merger Sub shall execute and deliver to each of Kirkpatrick & Lockhart Nicholson Graham LLP, counsel to the Company, and Weil, Gotshal & Manges LLP, counsel to CSN Holdings and Merger Sub, certificates substantially in the forms attached hereto at Exhibits J and K at such time or times as reasonably requested by each such law firm in connection with its delivery of the tax opinion referred to in Section 6.2 or 6.3, as the case may be. Prior to the Effective Time, none of the Company, CSN Holdings or Merger Sub shall take or cause to be taken any action which would cause to be untrue any of the representations in such certificates.

     SECTION 5.13. Rule 16b-3.
     (a) Prior to the Effective Time, the Company and Parent shall take such steps as may be reasonably requested by any party hereto to cause dispositions of Company equity securities (including derivative securities) pursuant to the transactions contemplated by this Agreement by each individual who is a director or officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act in accordance with that certain No-Action Letter dated January 12, 1999 issued by the SEC regarding such matters (the “No-Action Letter”).
     (b) Prior to the Effective Time, CSN Holdings shall take such steps as may be reasonably requested by any party hereto to cause acquisitions of CSN Holdings equity securities (including derivative securities) pursuant to the transactions contemplated by this Agreement by each individual who shall be a director or officer of CSN Holdings immediately following the Effective Time to be exempt under Rule 16b-3 promulgated under the Exchange Act in accordance with the No-Action Letter.
     SECTION 5.14. Credit Agreements. The Company , with the assistance of RBC Dain Rauscher, shall reasonably cooperate with Parent in taking all commercially reasonable actions related to the Credit Agreements, including, but not limited to, negotiating with the Emergency Steel Loan Guarantee Board (the “ESLGB”) and the lenders under the Credit Agreements to remove certain restrictive covenants, and amend, eliminate or waive other provisions of the Credit Agreements as specified in Section 5.14 of the CSN Holdings Disclosure Schedule.
     SECTION 5.15. Letters of the Accountants.
     (a) The Company shall use its reasonable efforts to cause to be delivered to CSN Holdings a letter from the Company’s independent accountants dated a date on or prior to (but no more than two (2) business days prior to) the date on which the Form S-4 shall become effective addressed to CSN Holdings and the Company, in form and substance reasonably satisfactory to CSN Holdings and customary in scope and substance for comfort letters delivered by independent public accountants in connection with registration statements similar to the Form S-4; provided that the failure of such a letter to be delivered by the Company’s independent accountants shall not result in a failure of a condition to the Closing (including Section 6.2(b)).
     (b) CSN Holdings shall use its reasonable efforts to cause to be delivered to the Company a letter from CSN Holdings’ independent accountants dated a date on or prior to (but no more than two (2) business days prior to) the date on which the Form S-4 shall become effective addressed to the Company and CSN Holdings, in form and substance reasonably satisfactory to the Company and customary in scope and substance for comfort letters delivered by independent public accountants in connection with registration statements similar to the Form S-4; provided that the failure of such a letter to be delivered by CSN Holdings’ independent accounts shall not result in a failure of a condition to the Closing (including Section 6.3(b)).

     SECTION 5.16. Stock Exchange Listing. CSN Holdings shall use its reasonable commercial efforts to cause the shares of CSN Holdings Common Stock to be issued in the Merger to be approved for listing on The New York Stock Exchange or The Nasdaq Global Market, subject to official notice of issuance, prior to the Closing Date.
     SECTION 5.17. Ownership of CSN, LLC and Financial Matters.
     (a) Parent shall cause CSN Holdings to, immediately prior to the Effective Time, own the business of CSN, LLC.
     (b) To the extent that, during the period of one year following the Effective Time, the amount of the accounts payable of CSN, LLC which are outstanding at the Effective Time become due and exceed the amount of cash of CSN, LLC at such time, Parent shall (i) purchase such amount of goods previously sold to CSN, LLC by Parent or any of its Subsidiaries and held by CSN, LLC in inventory, which repurchase shall be at the costs for such goods, as reflected on the books of CSN, LLC, or (ii) extend the payment terms of CSN, LLC’s accounts payable owed to Parent or any of its Subsidiaries to enable such accounts payable to be paid from the collections in the ordinary course of CSN, LLC’s accounts receivable or (iii) effect the combination of clauses (i) and (ii).
     (c) On or prior to the Effective Time, Parent shall cause the related party advance of $8,233,000, which at the date hereof is reflected on the balance sheet of CSN, LLC as debt, to be converted into a capital contribution and to be reflected on the balance sheet of CSN, LLC as such.
     SECTION 5.18. CSN, LLC Working Capital.
     (a) As promptly as practicable, but no later than 60 days after the Closing Date, Parent shall cause to be prepared and delivered to CSN Holdings the Closing Statement (as defined below) and a certificate based on such Closing Statement setting forth Parent’s calculation of Closing Working Capital. The closing statement (the “Closing Statement”) shall present the Net Working Capital as of the end of business on the Closing Date (“Closing Working Capital”). “Net Working Capital” means the sum of CSN, LLC’s (i)(A) accounts receivable, (B) inventory and (C) cash, less (ii) accounts payable, calculated in accordance with GAAP consistently applied. The preparation of the Closing Statement shall be for the sole purpose of determining changes in Closing Working Capital from the target Net Working Capital of $76,500,000 (the “Target Working Capital”).
     (b) If CSN Holdings disagrees with Parent’s calculation of Closing Working Capital delivered pursuant to Section 5.18(a), CSN Holdings may, within 15 days after delivery of the Closing Statement, deliver a notice to Parent stating that CSN Holdings disagrees with such calculation and specifying in reasonable detail those items or amounts as to which CSN Holdings disagrees and the basis therefor. CSN Holdings shall be deemed to have agreed with all other items and amounts contained in the Closing

Statement and the calculation of Closing Working Capital delivered pursuant to Section 5.18(a).
     (c) If a notice of disagreement shall be duly delivered pursuant to Section 5.18(b), Parent and CSN Holdings shall, during the 15 days following such delivery, use their commercially reasonable efforts to reach agreement on the disputed items or amounts in order to determine, as may be required, the amount of Closing Working Capital. If during such period, Parent and CSN Holdings are unable to reach such agreement, they shall promptly thereafter cause Ernst & Young LLP or such other independent accounting firm mutually agreed upon, as the case may be, the “Independent Accountant”) to review this Agreement and the disputed items or amounts for the purpose of calculating Closing Working Capital (it being understood that in making such calculation, the Independent Accountant shall be functioning as an expert and not as an arbitrator). Each of CSN Holdings and Parent agree that it shall not engage, or agree to engage the Independent Accountant to perform any services other than as the Independent Accountant pursuant hereto until the Closing Statement and Final Working Capital have been finally determined pursuant to this Section 5.18. Each party agrees to execute, if requested by the Independent Accountant, a reasonable engagement letter. CSN Holdings and Parent shall cooperate with the Independent Accountant and promptly provide all documents and information requested by the Independent Accountant. In making such calculation, the Independent Accountant shall consider only those items or amounts in the Closing Statement and Parent’s calculation of Closing Working Capital as to which CSN Holdings has disagreed in its notice of disagreement duly delivered pursuant to Section 5.18(b). The Independent Accountant shall deliver to Parent and CSN Holdings, as promptly as practicable (but in any case no later than 30 days from the date of engagement of the Independent Accountant), a report setting forth such calculation. Such report shall be final and binding upon Parent and CSN Holdings, the decision of the Independent Accountant shall be final and binding on CSN Holdings and Parent, and neither CSN Holdings nor Parent shall seek further recourse to courts or other tribunals, other than to enforce such report. Judgment may be entered to enforce such report in any court of competent jurisdiction. The Independent Accountant will determine the allocation of the cost of its review and report based on the inverse of the percentage its determination (before such allocation) bears to the total amount of the total items in dispute as originally submitted to the Independent Accountant. For example, should the items in dispute total in amount to $1,000 and the Independent Accountant awards $600 in favor of Parent’s position, 60% of the costs of its review would be borne by CSN Holdings and 40% of the costs would be borne by Parent.
     (d) Parent, CSN Holdings and CSN, LLC shall, and shall cause their respective representatives to, cooperate and assist in the preparation of the Closing Statement and the calculation of Closing Working Capital and in the conduct of the review referred to in this Section 5.18, including the making available to the extent necessary of books, records, work papers and personnel.
     (e) If Final Working Capital exceeds the Target Working Capital, CSN Holdings shall pay to Parent, in the manner and with interest as provided in Section 5.18(f), the amount of such excess and, if the Target Working Capital exceeds

Final Working Capital, Parent shall (directly or indirectly) contribute to the capital of CSN Holdings accounts payable owed by CSN, LLC to Parent or any of its Subsidiaries in an amount equal to such excess with interest as provided in Section 5.18(f). “Final Working Capital” means Closing Working Capital (i) as shown in Parent’s calculation delivered pursuant to Section 5.18(a) if no notice of disagreement with respect thereto is duly delivered pursuant to Section 5.18(b); or (ii) if such a notice of disagreement is delivered, (A) as agreed by Parent and CSN Holdings pursuant to Section 5.18(c) or (B) in the absence of such agreement, as shown in the Independent Accountant’s calculation delivered pursuant to Section 5.18(c); provided, however, that in no event shall Final Working Capital be more than Parent’s calculation of Closing Working Capital delivered pursuant to Section 5.18(b) or less than CSN Holdings’ calculation of Closing Working Capital delivered pursuant to Section 5.18(a).
     (f) Any adjustment pursuant to Section 5.18(e) shall made by (i) payment by CSN Holdings to Parent at a mutually convenient time and place within five (5) business days after Final Working Capital has been determined by wire transfer of immediately available funds to the account of Parent designated in writing by Parent or (ii) contribution (directly or indirectly) by Parent or any of its Subsidiaries of accounts payable, as the case may be. The amount of any payment or contribution to be made pursuant to this Section 5.18 shall bear interest from and including the Closing Date to but excluding the date of payment at a rate per annum equal to the rate of interest published from time to time by The Wall Street Journal, Eastern Edition, as the “prime rate” at large U.S. money center banks during the period from the Closing Date to the date of payment. Such interest shall be payable at the same time as the payment to which it relates and shall be calculated daily on the basis of a year of 365 days and the actual number of days elapsed.
     SECTION 5.19. Employee Benefits.
     (a) For a period of at least one year following the Effective Time, CSN Holdings shall cause the Surviving Corporation to provide to non-represented employees of the Company and its Subsidiaries immediately prior to the Effective Time who remain employed with the Surviving Corporation or any of its Subsidiaries (the “Affected Employees”), compensation and employee benefits no less favorable in the aggregate than those provided pursuant to the Company’s and its Subsidiaries’ compensation and employee benefit policies, plans and programs immediately prior to the Effective Time.
     (b) At and following the Effective Time, CSN Holdings shall credit all service by the Affected Employees with the Company and its Subsidiaries (and any predecessor entities) prior to the Effective Time to be taken into account for purposes of eligibility and vesting (but not benefit accruals) under any compensation and benefit plans (including any equity-based plans), programs, practices and policies of CSN Holdings (the “Benefit Plans”) in which the Affected Employees may participate.
     (c) From and after the Effective Time, with respect to all Affected Employees participating in the Benefit Plans, CSN Holdings shall use reasonable commercial efforts to (i) cause, to the extent such conditions would not apply or would have been waived under the Company Plans, to be waived any pre-existing condition limitations and any waiting period limitations under employee welfare benefit plans, policies or practices of CSN Holdings in which the Affected Employees participate and (ii) cause to be credited any deductibles, co-payment amounts and out-of-pocket expenses incurred by such employees and their beneficiaries and dependents during the portion of the calendar year prior to participation in the Benefit Plans provided by CSN Holdings.
     SECTION 5.20. VEBA Registration Rights Agreement. CSN Holdings shall use reasonable commercial efforts to offer VEBA, as of the Closing Date, registration rights in respect of the shares of CSN Holdings Common Stock to be issued to VEBA in the Merger, on terms no less favorable to VEBA than those contained in the Registration Rights Agreement, dated August 1, 2003, between the Company and VEBA.
     SECTION 5.21. Stockholders’ Agreement. At the Closing, CSN Holdings and Parent will enter into a stockholders’ agreement, in form and substance mutually agreed upon by each of Parent and the Company and containing the terms set forth on Exhibit L attached hereto (the “Stockholders’ Agreement”).
     SECTION 5.22. Registration Rights Agreement. At the Closing, CSN Holdings and Parent will enter into a registration rights agreement, in form and substance mutually agreed upon by each of Parent and the Company.
     SECTION 5.23. Exclusive Sales Agent Agreement. At the Closing, Parent and CSN, LLC shall enter into a Exclusive Sales Agent Agreement in substantially the form set forth in Exhibit M attached hereto (the “Exclusive Sales Agent Agreement”), which provides that only CSN, LLC will sell CSN Products in the United States and Canada.
     SECTION 5.24. Technology Agreement. At the Closing, Parent and the Surviving Corporation shall enter into a Technology Agreement in substantially the form set forth in Exhibit N attached hereto (the “Technology Agreement”).
     SECTION 5.25. Note Purchase Agreement. At the Closing, the Note Purchase Agreement Parties shall enter into the Note Purchase Agreement.
     SECTION 5.26. Slab Supply Agreement. At the Closing, Parent and CSN, LLC shall enter into a Slab Supply Agreement in substantially the form set forth in Exhibit O attached hereto (the “Slab Supply Agreement”).
ARTICLE VI
CONDITIONS PRECEDENT
     SECTION 6.1. Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party hereto to effect the Merger shall be subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

     (a) Company Stockholder Approval. The Company Stockholder Approval shall have been obtained in accordance with applicable Law and the Company Charter Documents;
     (b) Antitrust. The waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired;
     (c) No Injunctions or Restraints. No Law, injunction, judgment or ruling enacted, promulgated, issued, entered, amended or enforced by any Governmental Authority or arbitrator (collectively, “Restraints”) shall be in effect enjoining, restraining, preventing or prohibiting consummation of the Merger or making the consummation of the Merger illegal;
     (d) Form S-4. The Form S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Form S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC;
     (e) Stock Listing. The shares of CSN Holdings Common Stock deliverable to the stockholders of the Company as contemplated by this Agreement shall have been approved for listing on The New York Stock Exchange or The Nasdaq Global Market, subject to official notice of issuance;
     (f) Note Purchase Agreement. Each of the Note Purchase Agreement Parties shall have delivered to the other Note Purchase Agreement Parties a duly executed Note Purchase Agreement and all conditions to closing thereunder shall be satisfied or waived; and
     (g) Exon-Florio. The transactions contemplated hereunder shall not be prohibited by Exon-Florio and any filings and approvals, if required, relating to Exon-Florio shall have been duly made and obtained.
     SECTION 6.2. Conditions to Obligations of Parent, CSN Holdings and Merger Sub. The obligations of Parent, CSN Holdings and Merger Sub to effect the Merger are further subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:
     (a) Representations and Warranties. The representations and warranties of the Company contained in this Agreement that are qualified as to materiality or Company Material Adverse Effect shall be true and correct, and the representations and warranties of the Company contained in this Agreement that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date, and Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect;

     (b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect;
     (c) No Restraint. No Restraint that would reasonably be expected to result, directly or indirectly, in any of the effects referred to in Section 6.1(c) shall be in effect;
     (d) Tax Opinion. Parent shall have received from Weil, Gotshal & Manges LLP, tax counsel to CSN Holdings and Merger Sub, an opinion dated as of the Closing Date stating that the Merger will be treated for United States Federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, Weil, Gotshal & Manges LLP may rely upon the representations and covenants contained in the certificates of the Company, CSN Holdings and Merger Sub referred to in Section 5.12;
     (e) Amendment to Credit Agreements. The ESLGB and the parties to the Credit Agreements shall have entered into an amendment to the Credit Agreements in a form reasonably satisfactory to Parent and the Company;
     (f) Consents. The Company shall have obtained or caused to have been obtained all consents set forth in Section 6.2(f) of the Company Disclosure Schedule; and
     (g) FIRPTA Certificate. Parent shall have received from the Company a certificate complying with Treasury Regulation Section 1.897-2(g)(1)(ii) that states that interests in the Company are not “United States real property interests.”
     SECTION 6.3. Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is further subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:
     (a) Representations and Warranties. The representations and warranties of Parent, CSN Holdings and Merger Sub contained in this Agreement that are qualified as to materiality or Parent Material Adverse Effect shall be true and correct, and the representations and warranties of Parent and CSN Holdings contained in this Agreement that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date, and the Company shall have received a certificate signed on behalf of Parent by an executive officer of Parent to such effect;
     (b) Performance of Obligations of Parent and CSN Holdings. Parent and CSN Holdings shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent by an executive officer of Parent to such effect;
     (c) Tax Opinion. The Company shall have received from Kirkpatrick & Lockhart Nicholson Graham LLP, tax counsel to the Company, an opinion dated as of the Closing Date and stating that the Merger will be treated for United States Federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, Kirkpatrick & Lockhart Nicholson Graham LLP may rely upon representations and covenants contained in the certificates of the Company, CSN Holdings and Merger Sub referred to in Section 5.12;
     (d) Slab Supply Agreement. Parent and CSN, LLC shall have entered into the Slab Supply Agreement;
     (e) Exclusive Sales Agent Agreement. Parent and CSN, LLC shall have entered into the Exclusive Sales Agent Agreement;
     (f) Technology Agreement. Parent and CSN Holdings shall have entered into the Technology Agreement; and
     (g) Stockholders’ Agreement. Parent and CSN Holdings shall have entered into the Stockholders’ Agreement.
ARTICLE VII
TERMINATION
     SECTION 7.1. Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Effective Time:
     (a) by the mutual written consent of the Company and Parent duly authorized by each of their respective Boards of Directors; or
     (b) by either of the Company or Parent:
     (i) if the Merger shall not have been consummated on or before the Walk-Away Date; provided, however, that the right to terminate this Agreement under this Section 7.1(b)(i) shall not be available to a party if the failure of the Merger to have been consummated on or before the Walk-Away Date was primarily due to the failure of such party to perform any of its obligations under this Agreement;
     (ii) if any Restraint having the effect set forth in Section 6.1(c) shall be in effect and shall have become final and nonappealable; or
     (iii) if the Company Stockholder Approval shall not have been obtained at the Company Stockholders Meeting duly convened therefor or at any adjournment or postponement thereof; provided, however, that the right of the Company to terminate this Agreement under this Section 7.1(b)(iii) shall not be available to it if it has failed to comply in all material respects with its obligations under Section 5.1 or 5.3; or
  (c) by Parent:
  (i) if the Company shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure (A) would (if it occurred or was continuing as of the Closing Date) give rise to the failure of a condition set forth in Section 6.2(a) or 6.2(b) and (B) is incapable of being cured, or is not cured, by the Company within thirty (30) calendar days following receipt of written notice from Parent of such breach or failure;
  (ii) if any Restraint having the effect of granting or implementing any relief referred to Section 6.1(c) shall be in effect and shall have become final and nonappealable;
  (iii) if (A) a Company Adverse Recommendation Change shall have occurred or (B) the Board of Directors of the Company (x) shall not have rejected any Takeover Proposal within seven (7) days after the making thereof (including, for these purposes, by taking no position with respect to the acceptance by the Company’s stockholders of a tender offer or exchange offer, which shall constitute a failure to reject such Takeover Proposal) or (y) shall have failed to reconfirm publicly the Company Board Recommendation within three (3) days after receipt of a written request from Parent that it do so; or
  (iv) if there shall have occurred any events or changes that, individually or in the aggregate, have had or would reasonably be expected to have a Company Material Adverse Effect.
  (d) by the Company:
  (i) if Parent shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure (A) would (if it occurred or was continuing as of the Closing Date) give rise to the failure of a condition set forth in Section 6.3(a) or 6.3(b) and (B) is incapable of being cured, or is not cured, by Parent within thirty (30) calendar days following receipt of written notice from the Company of such breach or failure;
  (ii) prior to the Company obtaining the Company Stockholder Approval, if the Company (A) has materially complied with its obligations under Sections 5.1 and 5.3 and (B) concurrently enters into a definitive Company Acquisition Agreement providing for a Superior Proposal, provided that the Company may not terminate this Agreement pursuant to this Section 7.1(d)(ii)

until at least five (5) calendar days have passed since the date of the most recent Company Adverse Recommendation Notice; or
     (iii) if there shall have occurred any events or changes that, individually or in the aggregate, have had or would reasonably be expected to have a CSN Holdings Material Adverse Effect.
     SECTION 7.2. Effect of Termination. In the event of the termination of this Agreement as provided in Section 7.1, written notice thereof shall be given to the other party or parties, specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void (other than the provisions of the first sentence of Section 3.18, the last sentence of Section 5.6(a), Sections 5.9, 5.10, and 7.2, and Article IX, all of which shall survive termination of this Agreement), and there shall be no liability on the part of Parent, CSN Holdings, Merger Sub or the Company or their respective directors, officers and Affiliates, except that nothing shall relieve any party from liability for fraud or any willful breach of this Agreement.
ARTICLE VIII
SURVIVAL; INDEMNIFICATION
     SECTION 8.1. Survival.
     (a) Except as otherwise provided in this Agreement, the representations, warranties and agreements of each party hereto shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any other party hereto, any Person controlling any such party or any of their officers, directors or representatives, whether prior to or after the execution of this Agreement, and no information provided or made available shall be deemed to be disclosed in this Agreement or in the Company Disclosure Schedule, except to the extent actually set forth herein or therein. The representations, warranties and agreements in this Agreement shall terminate at the Effective Time, or, except as otherwise provided in Section 7.2, upon the termination of this Agreement pursuant to Section 7.1, as the case may be; provided, however, that (i) the representations and warranties of Parent and CSN Holdings set forth in Article IV (other than Section 4.10) and the covenants of Parent and CSN Holding set forth in Sections 5.2 or 5.17 shall survive the Effective Time through and including the fifteen (15) month anniversary of the Closing Date, (ii) the representations and warranties of Parent and CSN Holdings set forth in Section 4.10 shall survive the Effective Time through and including the date which is 60 days following the expiration of any applicable limitations period (after giving effect to any extensions or waivers) (iii) the agreements set forth in Article II and Sections 5.8 and 5.10 and any other agreement in this Agreement which contemplates performance after the Effective Time shall survive the Effective Time until sixty (60) days after the performance period thereunder and (iv) the agreements set forth in Sections 5.9 and 7.2, this Article VIII and Article IX shall survive termination indefinitely (in each case, the “Survival Period”). The

Confidentiality Agreement shall (i) survive termination of this Agreement in accordance with its terms and (ii) terminate as of the Effective Time.
     (b) Any claim for indemnification not made in accordance with the requirements of this Agreement on or prior to the applicable date provided in Section 8.1(a) will be irrevocably and unconditionally released and waived. Any obligation under this Agreement to indemnify in respect of Losses of which the Company has validly given an indemnification claim notice in accordance with the requirements of this Agreement on or prior to the applicable date provided in Section 8.1(a) shall continue solely with respect to the specific matters in such notice and then only until the liability of the parties with respect thereto shall have been determined and satisfied pursuant to this Article VIII.
     SECTION 8.2. Indemnification by Parent.
     (a) Subject to the limitations and the terms and conditions set forth in this Article VIII, after the Effective Time, Parent hereby agrees to indemnify and hold the Company and its Subsidiaries (collectively, the “Indemnified Parties”) harmless from and against any and all losses, liabilities, claims, demands, judgments, damages, fines, suits, actions, costs and expenses (individually, a “Loss” and, collectively, “Losses”):
     (i) resulting from the failure of (A) any of the representations or warranties made by Parent and/or CSN Holdings in this Agreement that are qualified by materiality or Parent Adverse Effect to be true and correct and (B) any of the representations or warranties made by Parent and/or CSN Holdings in this Agreement that are not qualified by materiality or Parent Adverse Effect to be true and correct in all material respects, in each case as of the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date; and
     (ii) resulting from the breach of any covenant or agreement made by Parent and/or CSN Holdings in Sections 5.2 or 5.17.
     (b) The Company acknowledges and agrees that neither Parent nor CSN Holdings shall have any liability under any provision of this Agreement for any Loss to the extent that such Loss relates to action taken by the Company or any other Person (other than Parent or CSN Holdings in breach of this Agreement) after the Effective Time. The Company shall take and shall cause its Affiliates to take all reasonable steps to mitigate any Loss upon becoming aware of any event which would reasonably be expected to, or does, give rise thereto.
     SECTION 8.3. Indemnification Procedures.
     (a) A claim for indemnification for any matter not involving a third-party claim may be asserted by notice to Parent, specifying the amount of such claim and any relevant facts and circumstances relating thereto.

     (b) In the event that any claim shall be asserted by any third party in respect of which payment may be sought under Section 8.2 hereof (regardless of the limitations set forth in Section 8.4) (an “Indemnification Claim”), the Indemnified Party shall promptly cause written notice of the assertion of any Indemnification Claim of which it has knowledge which is covered by this indemnity to be forwarded to Parent. The failure of the indemnified party to give reasonably prompt notice of any Indemnification Claim shall not release, waive or otherwise Parent’s obligations with respect thereto except to the extent that such failure impairs or prejudices any of the rights or obligations of Parent. Parent shall have the right, at its sole option and expense, to be represented by counsel of its choice, which must be reasonably satisfactory to the Indemnified Party, and to defend against, negotiate, settle or otherwise deal with any Indemnification Claim which relates to any Losses indemnified against by it hereunder. If Parent elects to defend against, negotiate, settle or otherwise deal with any Indemnification Claim which relates to any Losses indemnified against by it hereunder, it shall within thirty (30) days (or sooner, if the nature of the Indemnification Claim so requires) notify the Indemnified Party of its intent to do so. If Parent elects not to defend against, negotiate, settle or otherwise deal with any Indemnification Claim which relates to any Losses indemnified against hereunder, the Indemnified Party may defend against, negotiate, settle or otherwise deal with such Indemnification Claim. If Parent shall assume the defense of any Indemnification Claim, the Indemnified Party may participate, at its own expense, in the defense of such Indemnification Claim; provided, however, that such Indemnified Party shall be entitled to participate in any such defense with separate counsel at the expense of Parent if, (i) so requested by Parent to participate or (ii) in the reasonable opinion of counsel to the Indemnified Party, a conflict or potential conflict exists that would ethically prohibit counsel to Parent from representing the Indemnified Party; and provided, further, that Parent shall not be required to pay for more than one such counsel (plus any appropriate local counsel) for all Indemnified Parties in connection with any Indemnification Claim. The parties hereto agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any such Indemnification Claim. Notwithstanding anything in this Section 8.3 to the contrary, neither Parent nor the Indemnified Party shall, without the written consent of the other party, settle or compromise any Indemnification Claim or permit a default or consent to entry of any judgment unless the claimant and such party provide to such other party an unqualified release from all liability in respect of the Indemnification Claim. Notwithstanding the foregoing, if a settlement offer solely for money damages is made by the applicable third party claimant, and Parent notifies the Indemnified Party in writing of Parent’s willingness to accept the settlement offer and, subject to the applicable limitations of Section 8.4, pay the amount called for by such offer, and the Indemnified Party declines to accept such offer, the Indemnified Party may continue to contest such Indemnification Claim, free of any participation by Parent, and the amount of any ultimate liability with respect to such Indemnification Claim that Parent has an obligation to pay hereunder shall be limited to the lesser of (A) the amount of the settlement offer that the Indemnified Party declined to accept plus the Losses of the Indemnified Party relating to such Indemnification Claim through the date of its rejection of the settlement offer or (B) the aggregate Losses of the Indemnified Party with respect to such Indemnification Claim. If Parent makes any payment on any Indemnification Claim,

Parent shall be subrogated, to the extent of such payment, to all rights and remedies of the Indemnified Party to any insurance benefits or other claims of the Indemnified Party with respect to such Indemnification Claim.
     (c) After any final decision, judgment or award shall have been rendered by a Governmental Authority of competent jurisdiction and the expiration of the time in which to appeal therefrom, or a settlement shall have been consummated, or the Indemnified Party and Parent shall have arrived at a mutually binding agreement with respect to an Indemnification Claim hereunder, the Indemnified Party shall forward to Parent notice of any sums due and owing by Parent pursuant to this Agreement with respect to such matter.
     SECTION 8.4. Certain Limitations on Indemnification.
     (a) Notwithstanding the provisions of this Article VIII, Parent shall have no indemnification obligations for Losses under Sections 8.2, (A) for any individual item, or group of items arising out of the same event, where the Loss relating thereto is less than $50,000 (the “Sub-Basket”) and (B) in respect of each individual item, or group of items arising out of the same event, where the Loss relating thereto is equal to or greater than the Sub-Basket, unless the aggregate amount of all such Losses exceeds $5,000,000 (the “Basket”), and then only to the extent of such excess. In no event shall the aggregate indemnification to be paid by Parent under this Article VIII exceed $60,000,000 (the “Cap”).
     (b) The amount of any Losses that may be subject to indemnification hereunder shall be net of any amounts actually recovered by the Company under insurance policies or otherwise with respect to such Losses (net of any Tax or expenses incurred in connection with such recovery) and net of any tax benefits realized or reasonably expected to be realized with respect to such Losses. The Company shall use its reasonable commercial efforts to recover under insurance policies for any Losses prior to seeking indemnification under this Agreement.
     (c) Notwithstanding anything to the contrary elsewhere in this Agreement, the liability for indemnification of Parent under this Agreement shall not exceed the actual damages of the Indemnified Party entitled to indemnification and shall not include incidental, consequential, indirect, special, punitive, exemplary or other similar damages.
     (d) Notwithstanding anything to the contrary elsewhere in this Agreement, Parent shall not have any liability under this Article VIII for any Losses arising out of or relating to the representations and covenants made or contained in Section 4.10(k) or Section 5.12.
     (e) The Company and its Subsidiaries shall not be entitled to indemnification pursuant to Section 8.2 with respect to any matter of which any of them had knowledge or waived prior to the Effective Time. Parent shall not be required to indemnify the Company or any of its Subsidiaries to the extent of any Losses that a court of competent jurisdiction or arbitration tribunal shall have determined by final judgment or award to have resulted from the bad faith, gross negligence or willful misconduct of the party seeking indemnification.
     SECTION 8.5. Exclusive Remedy. From and after the Effective Time, in the absence of fraud, the sole and exclusive remedy for the Company for any breach or failure to be true and correct, or alleged breach or failure to be true and correct, of any representation or warranty or any covenant or agreement in this Agreement, shall be indemnification in accordance with this Article VIII.
ARTICLE IX
MISCELLANEOUS
     SECTION 9.1. Amendment or Supplement. At any time prior to the Effective Time, this Agreement may be amended or supplemented in any and all respects, whether before or after receipt of the Company Stockholder Approval, by written agreement of the parties hereto, by action taken by their respective Boards of Directors; provided, however, that following approval of the transactions contemplated hereby by the stockholders of the Company, there shall be no amendment or change to the provisions hereof which by Law would require further approval by the stockholders of the Company without such approval.
     SECTION 9.2. Extension of Time, Waiver, Etc. At any time prior to the Effective Time, any party may, subject to applicable Law, (a) waive any inaccuracies in the representations and warranties of any other party hereto, (b) extend the time for the performance of any of the obligations or acts of any other party hereto or (c) waive compliance by the other party with any of the agreements contained herein or, except as otherwise provided herein, waive any of such party’s conditions. Notwithstanding the foregoing, no failure or delay by the Company, Parent, CSN Holdings or Merger Sub in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.
     SECTION 9.3. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise, by any of the parties without the prior written consent of the other parties, except that Merger Sub may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to any direct, wholly owned Subsidiary of CSN Holdings, but no such assignment shall relieve Merger Sub of any of its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns. Any purported assignment not permitted under this Section 9.3 shall be null and void.

     SECTION 9.4. Counterparts. This Agreement may be executed in counterparts (each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement) and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.
     SECTION 9.5. Entire Agreement; No Third-Party Beneficiaries. This Agreement, the Company Disclosure Schedule, the CSN Holdings Disclosure Schedule and the Confidentiality Agreement (a) constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof and (b) except for the provisions of Section 5.8 and except as provided in the form of certificate of incorporation of CSN Holdings attached hereto as Exhibit A, are not intended to and shall not confer upon any Person other than the parties hereto any rights or remedies hereunder.
     SECTION 9.6. Governing Law; Jurisdiction; Waiver of Jury Trial.
     (a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, applicable to contracts executed in and to be performed entirely within that State.
     (b) All actions and proceedings arising out of or relating to this Agreement shall be heard and determined in the Chancery Court of the State of Delaware or any federal court sitting in the State of Delaware, and the parties hereto hereby irrevocably submit to the exclusive jurisdiction of such courts (and, in the case of appeals, appropriate appellate courts therefrom) in any such action or proceeding and irrevocably waive the defense of an inconvenient forum to the maintenance of any such action or proceeding. The consents to jurisdiction set forth in this paragraph shall not constitute general consents to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this paragraph and shall not be deemed to confer rights on any Person other than the parties hereto. The parties hereto agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable law.
     (c) Each of the parties hereto hereby irrevocably waives any and all rights to trial by jury in any legal proceeding arising out of or related to this Agreement.
     SECTION 9.7. Specific Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Chancery Court of the State of Delaware or any federal court sitting in the State of Delaware, without bond or other security being required, this being in addition to any other remedy to which they are entitled at law or in equity.

     SECTION 9.8. Notices. All notices, requests and other communications to any party hereunder shall be in writing and shall be deemed given if delivered personally, facsimiled (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses:
If to Parent, CSN Holdings or Merger Sub, to:
Companhia Siderúrgica Nacional
Av. Brigadeiro Faria Lima
3400-20° Andar
04538-132-Idam Bibi-
São Paulo SP-Brazil
Attention: Marcos Lutz
Facsimile: 55-11-2049-7212
with a copy (which shall not constitute notice) to:
Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, NY 10153
Attention: Akiko Mikumo
Facsimile: (212) 310-8007
If to the Company, to:
Wheeling-Pittsburgh Corporation
1134 Market Street
Wheeling, WV 26003
Attention: Paul J. Mooney
Facsimile: (304) 234-2261
with a copy (which shall not constitute notice) to:
Kirkpatrick & Lockhart
     Nicholson Graham LLP
Henry W. Oliver Building
535 Smithfield Street
Pittsburgh, PA 15222-2312
Attention: Michael C. McLean
Facsimile: (412) 355-6501
or such other address or facsimile number as such party may hereafter specify by like notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 P.M. in the place of receipt and such day is a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding business day in the place of receipt.

     SECTION 9.9. Severability. If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.
     SECTION 9.10. Definitions.
     (a) As used in this Agreement, the following terms have the meanings ascribed thereto below:
     “Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.
     “business day” means a day except a Saturday, a Sunday or other day on which the SEC or banks in the City of New York are authorized or required by Law to be closed.
     “Credit Agreements” means (i) the $250,000,000 Senior Secured Term Loan Agreement, dated July 31, 2003, by the Company and a bank group led by Royal Bank of Canada as administrative agent, which is guaranteed in part by the ESLGB and the West Virginia Housing Development Fund and is due August 1, 2014, as amended, and (ii) the Amended and Restated $225,000,000 Senior Secured Revolving Credit Facility, dated July 8, 2005, by Wheeling-Pittsburgh Steel Corporation and a bank group arranged by Royal Bank of Canada and General Electric Capital Corporation and due July 8, 2009.
     “CSN Products” means the flat rolled steel products of CSN.
     “Company Stock Plans” means the Company’s 2003 Management Restricted Stock Plan and the Stock Incentive Plan.
     “Exon-Florio” means the amendment to Section 721 of the Defense Production Act of 1950, the so-called Byrd Amendment added by Section 837(a) of the National Defense Authorization Act for Fiscal Year 1993, and all executive orders, rules, regulations and procedures thereunder, authorizing the President of the United States or his designee to suspend or prohibit any foreign acquisition, merger or takeover of a United States corporation that is determined to threaten the national security of the United States.

     “GAAP” means generally accepted accounting principles in the United States.
     “Governmental Authority” means any government, court, regulatory or administrative agency, commission or authority or other governmental instrumentality, federal, state or local, domestic, foreign or multinational.
     “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
     “Joint Ventures” refers collectively to Wheeling-Nisshin, Inc., a Delaware corporation, Ohio Coatings Company, an Ohio corporation, Feralloy-Wheeling Specialty Processing Company, a Delaware corporation and Mountain State Carbon LLC, a Delaware limited liability company, and “Joint Venture” refers to any of the foregoing entities.
     “Knowledge” of any Person that is not an individual means, with respect to any matter in question, the actual knowledge of such Person’s directors and executive officers, and all other officers and managers having responsibility relating to the applicable matter.
     “Note Purchase Agreement” means the Note Purchase Agreement to be entered into by and among Parent, CSN Holdings, CSN, LLC and Wheeling-Pittsburgh Steel Corporation (collectively, the “Note Purchase Agreement Parties”), in substantially the form set forth in Section 9.10 of the Company Disclosure, pursuant to which Parent shall agree to purchase $225,000,000 of notes from CSN Holdings, CSN, LLC and Wheeling-Pittsburgh Steel Corporation.
     “Permitted Liens” means (i) any Liens for taxes not yet due or which are being contested in good faith by appropriate proceedings, (ii) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar Liens, (iii) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation, (iv) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business that, in the aggregate, are not material in amount and that do not, in any case, materially detract from the value of the property subject thereto, (v) statutory landlords’ Liens and Liens granted to landlords under any lease and (vi) any purchase money security interests;
     “Person” means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity, including a Governmental Authority.
     “Subsidiary” when used with respect to any party, means any corporation, limited liability company, partnership, association, trust or other entity the accounts of which would be consolidated with those of such party in such party’s consolidated financial statements if such financial statements were prepared in accordance with GAAP, as well as any other corporation, limited liability company, partnership, association, trust or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power (or, in the case of a partnership, more than 50% of the general partnership interests) are, as of such date, owned by such party or one or more Subsidiaries of such party or by such party and one or more Subsidiaries of such party.
     “VEBA” means Wheeling-Pittsburgh Steel Corporation Retiree Benefits Plan Trust.
     “Walk-Away Date” means June 30, 2007.
The following terms are defined on the page of this Agreement set forth after such term below:

Adjusted Option	8
Adjusted Stock Unit Award	8
Affected Employees	67
Agreement	1
Antitrust Laws	58
Balance Sheet Date	16
Bankruptcy and Equity Exception	13
Basket	76
Benefit Plans	67
Cap	76
Certificate	4
Certificate of Merger	2
Closing	2
Closing Date	2
Closing Statement	65
Closing Working Capital	65
Code	1
Company	1
Company Acquisition Agreement	56
Company Adverse Recommendation Change	56
Company Adverse Recommendation Notice	56
Company Board Recommendation	47
Company Charter Documents	11
Company Collective Bargaining Agreement	22
Company Common Stock	4
Company Disclosure Schedule	9
Company Financial Advisor	30
Company Intellectual Property	27
Company Material Adverse Effect	10
Company Plans	21
Company Preferred Stock	11
Company Rights Agreement	12
Company SEC Documents	14
Company Series A Junior Participating Preferred Stock	11
Company Stock Options	7
Company Stockholder Approval	14
Company Stockholders Meeting	47
Company Technology	27
Computer Systems	30
Confidentiality Agreement	60
Contract	13
Copyrights	28
Creditor Reserved Share	11
CSN Holdings	1
CSN Holdings Charter Documents	32
CSN Holdings Common Stock	32
CSN Holdings Disclosure Schedule	31
CSN Holdings Financial Statements	34
CSN Holdings Intellectual Property	43
CSN Holdings Material Adverse Effect	31
CSN Holdings Material Contract	42
CSN Holdings Plans	39
CSN Holdings Policies	45
CSN Holdings Subsidiary Documents	32
CSN Holdings Technology	44
CSN, LLC	1
DGCL	1
Effective Time	2
Environmental Laws	24
Environmental Liabilities	24
ERISA	21
ESLGB	64
Exchange Act	14

Exchange Agent	4
Exchange Fund	5
Exchange Ratio	4
Exclusive Sales Agent Agreement	68
Fairness Opinion	30
Filed Company SEC Documents	16
Final Working Capital	67
Form S-4	18
Hazardous Materials	24
Indemnification Claim	75
Indemnified Parties	74
Indemnitee	61
Indemnitees	61
Independent Accountant	66
Intellectual Property Rights	28
Joint Venture Documents	11
Laws	17
Liens	11
Loss	74
Losses	74
Marks	28
Material Adverse Effect	10
Material Contract	26
Merger	1
Merger Consideration	4
Multiemployer Plan	21
Net Working Capital	65
No-Action Letter	64
Note Purchase Agreement Parties	81
Parent	1
Parent Charter Documents	32
Patents	28
Permits	17
Policies	30
Proxy Statement	14
Release	25
Representatives	54
Restraints	69
Rights	12
SEC	14
Securities Act	11
Slab Supply Agreement	68
Software	28
Stock Incentive Plan	7
Stock Unit Awards	8
Stockholders’ Agreement	68
Sub-Basket	76
Subsidiary Documents	11
Superior Proposal	57
Survival Period	73
Surviving Corporation	1
Takeover Proposal	57
Target Working Capital	65
Tax Returns	21
Taxes	20
Technology	28
Technology Agreement	68
Trade Secrets	28
WARN	23
WPSC	10
     SECTION 9.11. Interpretation.
     (a) When a reference is made in this Agreement to an Article, a Section, Exhibit or Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns.
     (b) The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.
[signature page follows]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

COMPANHIA SIDERÚRGICA NACIONAL
By:	/s/ Marcos Marinho Lutz
	Name:	Marcos Marinho Lutz
	Title:	Managing Director, Infrastructure & Energy

CSN HOLDINGS CORP.
By:	/s/ Frank Villaire
	Name:	Frank Villaire
	Title:	President

CSN ACQUISITION CORP.
By:	/s/ Frank Villaire
	Name:	Frank Villaire
	Title:	President

WHEELING-PITTSBURGH CORPORATION
By:	/s/ James G. Bradley
	Name:	James G. Bradley
	Title:	Chairman & CEO

Agreement and Plan of Merger